Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-229414 and
333-229414-01 through 333-229414-14

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
7.500% Senior Notes due 2029	$500,000,000	$60,600
Guarantees(2)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate registration fee is payable for the guarantees.

Prospectus Supplement
To Prospectus dated January 29, 2019

L Brands, Inc.
$500,000,000
7.500% Senior Notes due 2029

We are offering $500,000,000 aggregate principal amount of 7.500% Senior Notes due 2029 (the “Notes”). We will pay interest on the Notes on June 15 and December 15 of each year, beginning December 15, 2019. The Notes will mature on June 15, 2029.

We may redeem some or all of the Notes at any time on or after June 15, 2024 at the redemption prices described in this prospectus supplement under the heading “Description of Notes—Optional Redemption”. At any time prior to June 15, 2024, we may redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest plus a “make-whole” premium. We may also, at any time prior to June 15, 2022, redeem up to 35% of the Notes using the proceeds of certain equity offerings. If a change of control triggering event as defined in this prospectus supplement under the heading “Description of the Notes—Change of Control Triggering Event” occurs, we will be required to offer to purchase the Notes from the holders.

The Notes will rank equally in right of payment with all our existing and future senior debt and rank senior to all our future subordinated debt, if any. The Notes will be guaranteed by certain of our subsidiaries on a senior unsecured basis and will therefore rank senior to any series of our existing and future senior unsecured notes that are not guaranteed by our subsidiaries to the extent of the value of the assets of such subsidiary guarantors. The Notes and the guarantees will rank effectively junior to all secured debt of ours and the guarantors to the extent of the value of the assets securing such debt and will be structurally subordinated to all debt of our subsidiaries that are not guaranteeing the Notes.

The Notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the Notes.

	Per Note	Total
Public offering price(1)	98.286%	$491,430,000
Underwriting discount	0.750%	$3,750,000
Proceeds before expenses to us(1)	97.536%	$487,680,000
(1)	Plus accrued interest from June 20, 2019, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking, S.A., on or about June 20, 2019.

Joint Book-Running Managers

Citigroup	BofA Merrill Lynch	HSBC	J.P. Morgan

Senior Co-Managers

Barclays	ICBC Standard Bank	KeyBanc Capital Markets	Mizuho Securities	US Bancorp
Wells Fargo Securities

Co-Managers

Huntington Capital Markets	PNC Capital Markets LLC	Scotiabank	TD Securities

June 5, 2019

PINK

gingham

Lbrands

VICTORIA'S SECRET / PINK / BATH & BODY WORKS

Prospectus Supplement

Prospectus

We have not authorized anyone to provide any information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of Notes. The second part, the accompanying prospectus dated January 29, 2019, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference into this prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement varies in any way from the information in the accompanying prospectus or in a document we have incorporated by reference, you should rely on the information in the more recent document.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters or any one of them, to subscribe to or purchase any of the Notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting (Conflicts of Interest).”

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our,” “L Brands” and the “Company” refer to L Brands, Inc. and its subsidiaries. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

PRIIPS REGULATION / PROHIBITION OF SALES TO EEA RETAIL INVESTORS

THE NOTES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, A “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC (AS AMENDED, THE “INSURANCE MEDIATION DIRECTIVE”), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (AS AMENDED, THE “PROSPECTUS DIRECTIVE”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE NOTES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE NOTES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

AVAILABLE INFORMATION

We file reports and other information with the Securities and Exchange Commission (“SEC”). The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, and such website is located at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until all of the Notes are sold.

S-ii

The following documents filed with the SEC are incorporated by reference into this prospectus supplement:

(a)	Annual Report on Form 10-K for the year ended February 2, 2019, as filed on March 22, 2019;
(b)	Quarterly Report on Form 10-Q for the quarter ended May 4, 2019, as filed on June 4, 2019;
(c)	Current Reports on Form 8-K, as filed on April 18, 2019 and May 16, 2019; and
(d)	Definitive Proxy Statement on Form 14A, as filed on April 23, 2019.

The preceding list of documents incorporated by reference into this prospectus supplement supersedes and replaces the documents listed in the accompanying prospectus under the heading “Incorporation of Documents by Reference.”

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

L Brands, Inc.
Three Limited Parkway
P.O. Box 16000
Columbus, Ohio 43216
(614) 415-6400

S-iii

FORWARD-LOOKING STATEMENTS

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this prospectus supplement, incorporated by reference into this prospectus supplement or made by our company or our management involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this prospectus supplement, incorporated by reference into this prospectus supplement or otherwise made by our company or our management:

•	general economic conditions, consumer confidence, consumer spending patterns and market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;
•	the seasonality of our business;
•	the dependence on mall traffic and the availability of suitable store locations on appropriate terms;
•	our ability to grow through new store openings and existing store remodels and expansions;
•	our ability to successfully expand internationally and related risks;
•	our independent franchise, license and wholesale partners;
•	our direct channel businesses;
•	our ability to protect our reputation and our brand images;
•	our ability to attract customers with marketing, advertising and promotional programs;
•	our ability to protect our trade names, trademarks and patents;
•	the highly competitive nature of the retail industry and the segments in which we operate;
•	consumer acceptance of our products and our ability to manage the life cycle of our brands, keep up with fashion trends, develop new merchandise and launch new product lines successfully;
•	our ability to source, distribute and sell goods and materials on a global basis, including risks related to:
•	political instability, significant health hazards, environmental hazards or natural disasters;
•	duties, taxes and other charges;
•	legal and regulatory matters;
•	volatility in currency exchange rates;
•	local business practices and political issues;
•	potential delays or disruptions in shipping and transportation and related pricing impacts;
•	disruption due to labor disputes; and
•	changing expectations regarding product safety due to new legislation;
•	our geographic concentration of vendor and distribution facilities in central Ohio;
•	fluctuations in foreign currency exchange rates;
•	stock price volatility;
•	our ability to pay dividends and related effects;

S-iv

•	our ability to maintain our credit rating;
•	our ability to service or refinance our debt;
•	shareholder activism matters;
•	our ability to retain key personnel;
•	our ability to attract, develop and retain qualified associates and manage labor-related costs;
•	the ability of our vendors to deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;
•	fluctuations in product input costs;
•	our ability to adequately protect our assets from loss and theft;
•	fluctuations in energy costs;
•	increases in the costs of mailing, paper and printing;
•	claims arising from our self-insurance;
•	liabilities arising from divested businesses;
•	our ability to implement and maintain information technology systems and to protect associated data;
•	our ability to maintain the security of customer, associate, third-party or company information;
•	our ability to comply with regulatory requirements;
•	legal and compliance matters; and
•	tax, trade and other regulatory matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this prospectus supplement or incorporated by reference into this prospectus supplement to reflect circumstances existing after the date of this prospectus supplement or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found under the heading “Risk Factors.”

S-v

MARKET AND INDUSTRY DATA

Market and industry data and forecasts used in this prospectus supplement or incorporated by reference into this prospectus supplement have been obtained from independent industry sources. Although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus supplement or incorporated by reference into this prospectus supplement.

NON-GAAP FINANCIAL MEASURES

We have included earnings before interest, income taxes, depreciation and amortization (“EBITDA”) (and ratios derived therefrom) in this prospectus supplement, which is a non-GAAP financial measure. We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. However, EBITDA should not be viewed as an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, it is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, our presentation of EBITDA in this prospectus supplement may not be comparable to similarly titled measures of other companies.

S-vi

SUMMARY

This summary highlights the information contained elsewhere in this prospectus supplement or incorporated by reference herein. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and the documents incorporated by reference herein. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements incorporated by reference into this prospectus supplement. Unless otherwise indicated, financial information included in or incorporated by reference into this prospectus supplement is presented on an historical basis.

Our Company

Founded in 1963 in Columbus, Ohio, we have evolved from an apparel-based specialty retailer to a segment leader focused on women’s intimate and other apparel, personal care, beauty and home fragrance products. We sell our merchandise through company-owned specialty retail stores in the United States (“U.S.”), Canada, the United Kingdom (“U.K.”), Ireland and Greater China (China and Hong Kong); through websites; and through international franchise, license and wholesale partners (collectively, “partners”).

Victoria’s Secret

Victoria’s Secret, including PINK, is a specialty retailer of women’s intimate and other apparel with fashion-inspired collections and prestige fragrances. We sell our Victoria’s Secret products online and at more than 1,180 Victoria’s Secret and PINK company-owned stores in the U.S., Canada, U.K., Ireland and Greater China. Additionally, Victoria’s Secret and PINK have more than 430 stores in approximately 70 countries operating under franchise, license and wholesale arrangements.

Bath & Body Works

Bath & Body Works, which sells products under the Bath & Body Works, White Barn, C.O. Bigelow and other brand names, is one of the leading specialty retailers of body care, home fragrance products, soaps and sanitizers. We sell our Bath & Body Works products online and at more than 1,730 Bath & Body Works company-owned stores in the U.S. and Canada. Additionally, Bath & Body Works has more than 240 stores in approximately 30 other countries operating under franchise, license and wholesale arrangements.

Our Strengths

We believe the following competitive strengths contribute to our leading market position, differentiate us from our competitors, and will drive future growth:

Industry Leading Brands

We have developed and operate brands that have come to represent an aspirational lifestyle. Our brands allow us to target markets across the economic spectrum, across demographics and across the world. We believe that our three brands, Victoria’s Secret, PINK and Bath & Body Works, are highly recognizable, which provides us with a competitive advantage.

•	At Victoria’s Secret, we market glamorous and sexy product lines to our customers. While bras and panties are the core of what we do, this brand also gives our customers choices in beauty products, fragrances, sleepwear, loungewear, athletic attire and personal care accessories.
•	At PINK, we market products to the college-aged woman. While bras and panties are the core of what we do, this brand also gives our customers choices in apparel, loungewear, athletic attire and accessories.
•	Bath & Body Works caters to our customers’ entire well-being, providing shower gels and lotions, aromatherapy, home fragrance, soaps and sanitizers and body care accessories.

In-Store Experience and Store Operations

We view our customers’ in-store experience as an important vehicle for communicating the image of each brand. We utilize visual presentation of merchandise, in-store marketing, music and our sales associates to reinforce the image represented by the brands.

Our in-store marketing is designed to convey the principal elements and personality of each brand. The store design, furniture, fixtures and music are all carefully planned and coordinated to create a unique shopping experience. Every brand displays merchandise uniformly to ensure a consistent store experience, regardless of location. Store managers receive detailed plans designating fixture and merchandise placement to ensure coordinated execution of the company-wide merchandising strategy.

Our sales associates and managers are a central element in creating the atmosphere of the stores by providing a high level of customer service.

Digital Experience

In addition to our in-store experience, we strive to create a customer-centric digital platform that integrates the digital and physical brand experience. Our digital presence, including social media, our websites and our mobile applications, allows us to get to know our customers better and communicate with them anytime and anywhere.

Product Development, Sourcing and Logistics

We believe a large part of our success comes from frequent and innovative product launches, which include bra launches at Victoria’s Secret and PINK and new fragrance and other product launches at Bath & Body Works. Our merchant, design and sourcing teams have a long history of bringing innovative products to our customers. Additionally, we believe that our sourcing and production function (Mast Global) has a long and deep presence in the key sourcing markets including those in the U.S. and Asia, which helps us partner with the best manufacturers to get high-quality products quickly.

Experienced and Committed Management Team

We were founded in 1963 and have been led since inception by Leslie H. Wexner. Our senior management team has a wealth of retail and business experience at L Brands, Inc. and other companies such as The Gap, Ralph Lauren, Tory Burch, Starbucks, Land’s End, Levi Strauss, Boots, The Home Depot and Yum Brands. We believe that we have one of the most experienced management teams in retail.

Strategy

We have a multi-year goal to grow our business and increase operating margins for our brands by focusing on these key business priorities:

•	Grow our business in North America;
•	Extend our brands internationally; and
•	Focus on the fundamentals of our business.

We also continue to focus on:

•	Attracting and retaining top talent;
•	Maintaining a strong cash and liquidity position while optimizing our capital structure; and
•	Returning value to our shareholders.

The following is a discussion regarding certain of our key business priorities:

Grow our business in North America

Our number one priority is improving performance at Victoria’s Secret by staying close to our customers, improving our assortment and improving the customer experience in stores and online. We have new leaders at Victoria’s Secret Lingerie and PINK, and we are looking at every aspect of our business: our marketing, brand positioning, internal talent, real estate portfolio, direct business and cost structure. We are focused on improving our merchandise assortment. We believe we have significant opportunities to improve our merchandise, making sure we have a robust product pipeline, fashion that our customers really want with high emotional content. We will also be expanding our assortment to include new and previously exited categories, but doing some things differently through new licensing opportunities in eyewear and swimwear.

The core of Bath & Body Works is its body care, home fragrance products, soaps and sanitizers which together make up the majority of sales and profits for the business. We see clear opportunities for substantial growth in these categories by focusing on product newness and innovation and expanding into under-penetrated market and price segments. We will continue to invest in the White Barn concept, which continues to yield strong results. In 2019, we plan to increase our square footage at Bath & Body Works North America by about 3% through the opening of approximately 25 net new Bath & Body Works stores and the remodeling of existing stores.

Our Victoria’s Secret and Bath & Body Works direct businesses, with $2.5 billion in annual sales and operating margins in excess of 20%, are growing rapidly at a mid-to-high-teens rate. We anticipate that our investment in technology and logistics will increase substantially in 2019 for initiatives supporting our direct businesses.

Extend our brands internationally

We believe there is substantial opportunity for international growth. We have separate, dedicated teams that have taken a methodical, “test and learn” approach to expansion. We expand our presence outside of North America by opening company-owned stores, as well as by increasing the number of stores operated by our international partners.

•	Victoria’s Secret International Stores – We have made significant progress in expanding Victoria’s Secret internationally. During 2018, we opened eight new Victoria’s Secret full-assortment stores in Greater China, bringing the total to 15. In 2019, we have plans to open three to five new Victoria’s Secret full-assortment stores in Greater China. Further, our partners opened 15 Victoria’s Secret full-assortment and four PINK stores in 2018, bringing the totals to 47 Victoria’s Secret full-assortment stores and nine PINK stores. There were notable openings in Australia, Costa Rica, Indonesia, Italy, Malaysia and Thailand. Our partners plan to open approximately 20 Victoria’s Secret full-assortment stores and one or two PINK stores in 2019.
•	Victoria’s Secret Beauty and Accessories Stores – During 2018, we opened nine net new Victoria’s Secret Beauty and Accessories stores in Greater China, bringing the total to 38. In 2019, we expect to open six to ten net new Victoria’s Secret Beauty and Accessories stores in Greater China. Additionally, our partners operate 378 Victoria’s Secret Beauty and Accessories stores in approximately 70 countries worldwide. These stores are located in local markets, airports and tourist destinations, and are focused on Victoria’s Secret branded beauty and accessory products.
•	Bath & Body Works International Stores – Our partners opened 50 net new Bath & Body Works stores in 2018, bringing the total in the Middle East, Latin America, Southeast Asia and Europe to 235. Our partners plan to open approximately 50 additional stores in 2019.

Focus on the Fundamentals of Our Business

We are focused on the fundamentals of our business which include knowing our customers, focusing on core merchandise categories, inventory management, speed and agility, managing real estate and store selling and execution. In terms of speed and agility, we are focused on inventory discipline through lead-time reductions and in-season agility to increase sales and reduce promotional activity. In terms of real estate, we will continue to proactively and rigorously review our portfolio, and we will continue to open and close stores when we believe it makes sense to do so. Finally, we continue to optimize our store selling and execution by concentrating on a better store experience and developing, retaining and investing in talented, trained and productive store associates.

Recent Developments

Agreement with Barington

On April 18, 2019, we entered into an agreement (the “Agreement”) with Barington Companies Equity Partners, L.P. (“Barington Equity”) and Barington Capital Group, L.P. (“Barington Capital” and, together with Barington Equity, “Barington”), pursuant to which we agreed to appoint Barington Capital as a special advisor for the term of the Agreement (the “Term”), and Barington agreed to withdraw its proposed nominees for election to our Board of Directors (the “Board”) at our 2019 annual meeting of stockholders. The term of the

Agreement is until the date that is 15 business days prior to the nomination deadline for our 2020 annual meeting of stockholders, provided, however, that we and Barington may elect to extend such term. As a special advisor, Barington will provide consulting and advisory services from time to time with respect to our business, operations, strategic and financial matters, the composition of the Board and potential candidates for nomination to the Board.

Concurrent Tender Offers

Concurrently with this offering, we are conducting cash tender offers (collectively, the “Tender Offers”) for our outstanding 7.000% Senior Notes due 2020 (the “2020 Notes”), 6.625% Senior Notes due 2021 (the “2021 Notes”), 5.625% Senior Notes due 2022 (the “2022 Notes”) and 5.625% Senior Notes due 2023 (the “2023 Notes” and, together with the 2020 Notes, the 2021 Notes and the 2022 Notes, the “Tender Offer Notes”).

In the Tender Offers, we will accept (i) any and all 2020 Notes and (ii) in the case of the 2021 Notes, 2022 Notes and 2023 Notes, up to an aggregate principal amount that will not result in an aggregate purchase price (excluding accrued and unpaid interest) that exceeds $449 million (such cap is subject to increase or decrease by us), in each case that are validly tendered and subject to the priorities described below. Subject to the foregoing, the amount of a series of Tender Offer Notes that is purchased in the Tender Offers on any settlement date will be based on the following order of priority: first, the 2020 Notes; second, the 2021 Notes; third, the 2022 Notes; and fourth, the 2023 Notes.

The consideration for each $1,000 principal amount of Tender Offer Notes validly tendered and accepted for purchase pursuant to the Tender Offers (exclusive of the early tender premium described below) will be as follows: for the 2020 Notes, $1,006.78; for the 2021 Notes, $1,030.00; for the 2022 Notes, $1,012.50; and for the 2023 Notes, $1,010.00. In addition, holders of Tender Offer Notes that are validly tendered at or prior to 5:00 p.m. New York City time on the early tender date of June 18, 2019 (unless extended by us) and accepted for purchase will receive an early tender premium of $30.00 for each $1,000 principal amount of such Tender Offer Notes. Further, all holders of Tender Offer Notes accepted for purchase will, upon settlement, receive accrued and unpaid interest on such Tender Offer Notes.

The Tender Offers are being made upon, and are subject to, the terms and conditions set forth in the Offer to Purchase dated June 5, 2019 (the “offer to purchase”). The Tender Offers will expire at midnight, New York City time, at the end of the day on July 2, 2019, unless extended or terminated by us. This prospectus supplement is not an offer to purchase, or a notice of redemption with respect to (and does not give rise to an obligation to issue a notice of redemption with respect to), any of the Tender Offer Notes. Citigroup Global Markets Inc. is acting as the lead dealer manager, and BofA Securities, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as dealer managers, for the Tender Offers.

The closings of the Tender Offers will be conditioned on, among other things, our having obtained aggregate gross proceeds of $500,000,000 from a debt financing. This offering is not conditioned on the completion of any of the Tender Offers. See “Use of Proceeds” and “Capitalization.”

We are permitted, subject to applicable law, to amend, extend, terminate or withdraw the Tender Offers, and there can be no assurance that we will consummate any of the Tender Offers. There can be no assurance as to the principal amount of any series of Tender Offer Notes that will be tendered or accepted for purchase pursuant to the Tender Offers or when such Tender Offer Notes may be tendered and, as a result, the aggregate principal amount of Tender Offer Notes tendered and accepted for purchase, and the cash consideration paid pursuant to the Tender Offers, may differ from the amounts we have assumed in this prospectus supplement.

Organizational Structure

The following summary organization chart sets forth the basic corporate structure of L Brands, Inc. after giving effect to this offering(1).

• The guarantors represent substantially all of the revenue of domestic subsidiaries
• More than 90% of domestic assets are directly owned by the guarantors and more than 95% of domestic accounts receivable and inventory are directly owned by the guarantors(1)
Tender offer target notes
• $338 million 7.000% senior unsecured guaranteed notes due 2020
• $780 million 6.625% senior unsecured guaranteed notes due 2021
• $956 million 5.625% senior unsecured guaranteed notes due 2022
• $500 million 5.625% senior unsecured guaranteed notes due 2023
• $297 million 6.694% senior unsecured guaranteed notes due 2027
• $500 million 5.25% senior unsecured guaranteed notes due 2028
Proposed notes offering
• $500 million senior unsecured guaranteed notes due 2029 offered hereby
• $1 billion 6.875% senior unsecured guaranteed notes due 2035
• $700 million 6.750% senior unsecured guaranteed notes due 2036
• $350 million 6.950% senior debentures due 2033
• $300 million 7.600% senior unsecured notes due 2037
L Brands, Inc.
Guarantee
• $100 million unsecured foreign facilities(4)
• $1 billion secured revolving facility(2)
• $100 million secured foreign facilities(3)
Non-Guarantor subsidiaries
Guarantor subsidiaries
Guarantees

Note: Senior Notes principal shown as amounts outstanding and exclude unamortized discounts and premiums. Credit facilities s hown as committed size, not drawn amount

[1] Other than real property and intercompany investments.

[2] As defined in the Prospectus Supplement.

[3] $91 million out of the $100 million capacity drawn at the end of Q1 2019.

[4] $67 million out of the $100 million capacity drawn at the end of Q1 2019.

(1)	The amounts shown above reflect principal amounts outstanding at May 4, 2019. Our obligations under our senior secured revolving facility are guaranteed by certain of our subsidiaries and are secured by security interests in certain of our and the guarantors’ tangible and intangible personal property. As of May 4, 2019, our senior secured revolving facility was undrawn and we had $990 million of available borrowing capacity (after giving effect to $10 million of outstanding letters of credit). See “Description of Certain Debt.

L Brands, Inc. is a holding company and its most significant assets are the stock of its subsidiaries. The guarantors represent (a) substantially all of the sales of the Company’s domestic subsidiaries, (b) more than 90% of the assets owned by the Company’s domestic subsidiaries, other than real property, certain other assets and intercompany investments and balances and (c) more than 95% of the accounts receivable and inventory directly owned by the Company’s domestic subsidiaries.

Our History

L Brands, Inc. was re-incorporated as The Limited, Inc. under the laws of Delaware in 1982 and changed its name to Limited Brands, Inc. in May 2002 and to L Brands, Inc. in March 2013.

The Offering

The following summary contains basic information about the Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus supplement entitled “Description of the Notes.”

Issuer
L Brands, Inc.
Securities offered
$500 million aggregate principal amount of 7.500% senior notes due 2029.
Maturity date
June 15, 2029.
Interest payment dates
Interest on the Notes will be payable on June 15 and December 15 of each year, beginning on December 15, 2019. Interest will accrue from June 20, 2019.
Guarantees
The Notes will initially be guaranteed on an unsecured senior basis by each of our subsidiaries that guarantee our senior secured revolving facility.
Ranking
The Notes will be our senior unsecured obligations and will:
•	rank senior to our future debt that is expressly subordinated in right of payment to the Notes;
•	rank equally with all of our existing and future unsecured senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the Notes;
•	be effectively subordinated to all of our existing and future secured debt, to the extent of the value of the assets securing such debt (including obligations under our senior secured credit facility), and be structurally subordinated to all obligations of each of our subsidiaries that do not guarantee the Notes; and
•	be effectively senior to any series of our existing and future senior unsecured notes that are not guaranteed by our subsidiaries to the extent of the assets of our subsidiaries that guarantee the Notes offered hereby.

Similarly, the note guarantees will be senior unsecured obligations of the guarantors and will:

•	rank senior to all of the applicable guarantor’s existing and future debt that is expressly subordinated in right of payment to the guarantee;
•	rank equally with all of the applicable guarantor’s existing and future unsecured senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the Notes; and
•	be effectively subordinated to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under our senior secured guaranteed revolving credit facility), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the Notes.

As of May 4, 2019, we had $990 million of unutilized capacity under our senior secured guaranteed revolving credit facility (which reflects a reduction in availability as a result of $10 million of outstanding letters of credit). As of May 4, 2019, on an as adjusted basis as described under “Capitalization,” we would have had approximately $5,547 million of consolidated total indebtedness, which includes $158 million of indebtedness that would have been owed by our subsidiaries which are not guarantors, of which $91 million would have been secured. For more detail regarding our total debt, see “Capitalization.”

L Brands is a holding company and its most significant assets are the stock of its subsidiaries. The guarantors represent (a) substantially all of the sales of the Company’s domestic subsidiaries, (b) more than 90% of the assets owned by the Company’s domestic subsidiaries, other than real property, certain other assets and intercompany investments and balances and (c) more than 95% of the accounts receivable and inventory directly owned by the Company’s domestic subsidiaries.

Optional redemption
We will have the option to redeem the Notes, in whole or in part, at any time on or after June 15, 2024, in each case at the redemption prices described in this prospectus supplement under the heading “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to but excluding the date of redemption.

Prior to June 15, 2024, we may redeem the Notes, in whole or in part, at a “make-whole” redemption price described under “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to but excluding the date of redemption.

In addition, prior to June 15, 2022, we may, at any time or from time to time, redeem up to 35% of the Notes with the proceeds of certain equity offerings at the price described in this prospectus supplement under the heading “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to but excluding the date of redemption.

Change of control triggering event
If we experience a “change of control triggering event,” we will be required to make an offer to purchase the Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to but excluding the purchase date. See “Description of the Notes—Change of Control Triggering Event.”
Certain covenants
The indenture governing the Notes will restrict, among other things:
•	our ability and the ability of our subsidiaries to create certain liens; and
•	our ability to merge, consolidate, sell or otherwise dispose of all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications described under the heading “Description of the Notes.”

Use of proceeds
We intend to use the proceeds of the offering, after deducting underwriting discounts and commission and estimated offering expenses, together with approximately $315 million of cash on hand, to fund the purchase price for Tender Offer Notes accepted for purchase in the Tender Offers (without taking into account additional funds necessary to pay accrued and unpaid interest on such Tender Offer Notes as of the applicable settlement date). If the Tender Offers are not consummated or the net proceeds from this offering exceed the total consideration payable in the Tender Offers, we intend to use the remaining net proceeds from this offering to optionally redeem any and all 2020 Notes that remain outstanding and, to the extent net proceeds remain, to fund general corporate purposes, which may include the repayment or repurchase of our other indebtedness. See “Use of Proceeds.”
Risk factors
An investment in the Notes involves a high degree of risk. Potential investors should carefully consider the risk factors set forth under the heading “Risk Factors” and the other information contained or incorporated by reference in this prospectus supplement prior to making an investment decision regarding the Notes.
Conflicts of interest
Certain of the underwriters or their respective affiliates are holders of the Tender Offer Notes and may receive a portion of the net proceeds of this offering if those Tender Offer Notes are tendered and accepted for purchase in the Tender Offers. In particular, affiliates of Wells Fargo Securities, LLC, one of the underwriters, may, depending on the principal amount of Tender Offer Notes that are tendered by such affiliates and other holders of Tender Offer Notes and accepted for purchase, receive 5% or more of the net proceeds of this offering, excluding underwriting compensation, and, accordingly, would be deemed to have a “conflict of interest” under Rule 5121 of FINRA. As such, this offering will be conducted in accordance with FINRA Rule 5121, which requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(A), the appointment of a “qualified independent underwriter” is not necessary in connection with this offering because Citigroup Global Markets Inc., the FINRA member primarily responsible for managing the offering, does not have a conflict of interest, is not an affiliate of any member that does have a conflict of interest, and meets the requirement of FINRA Rule 5121(f)(12)(E). In accordance with FINRA Rule 5121(c), no sales of the Notes will be made to any discretionary account over which any underwriter with a conflict of interest exercises discretion without the prior specific written approval of the account holder.

Summary Historical Consolidated Financial Data

The following table contains our summary consolidated historical information and other operating data for the three years ended February 2, 2019, February 3, 2018 and January 28, 2017, and for the thirteen weeks ended May 4, 2019 and May 5, 2018. We have prepared the full year information from audited financial statements for the three years ended February 2, 2019, February 3, 2018 and January 28, 2017. We have prepared the thirteen weeks information from our unaudited financial statements. In the opinion of our management, our unaudited financial statements were prepared on the same basis as our audited financial statements and contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information presented and may not necessarily be indicative of full year results. This information is only a summary. You should read it in conjunction with our historical consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

	Fiscal Year Ended			Thirteen Weeks Ended
	February 2, 2019	February 3, 2018(1)	January 28, 2017	May 4, 2019	May 5, 2018
	(in millions)
Income statement data:
Net sales	$13,237	$12,632	$12,574	$2,629	$2,626
Costs of goods sold, buying and occupancy	(8,338)	(7,673)	(7,449)	(1,695)	(1,682)
Gross profit	4,899	4,959	5,125	934	944
General, administrative and store operating expenses	(3,563)	(3,231)	(3,122)	(781)	(789)
Loss on divestiture of La Senza	(99)	—	—	—	—
Operating income(2)	1,237	1,728	2,003	153	155
Interest expense	(385)	(406)	(394)	(99)	(98)
Other income (loss)	5	(10)	87	6	2
Income before income taxes	857	1,312	1,696	60	59
Provision for income taxes	213	329	538	20	11
Net income(3)	$644	$983	$1,158	$40	$48
(1)	The fiscal year ended February 3, 2018 represents a 53-week fiscal year.
(2)	Operating income includes the effect of the following items:
(i)	In the fiscal year ended February 2, 2019, a $99 million pre-tax loss ($55 million after-tax) on the sale of La Senza, an $81 million charge ($73 million after-tax) related to the impairment of certain Victoria’s Secret store assets and $20 million ($15 million after-tax) of Henri Bendel closure costs.
(ii)	In the fiscal year ended January 28, 2017, $35 million of pre-tax restructuring charges ($22 million after tax) related to strategic actions at Victoria’s Secret designed to focus the brand on its core merchandise categories and streamline operations.
(3)	In addition to the items discussed in (2), net income includes the effect of the following items:
(i)	In the fiscal year ended February 3, 2018, a pre-tax loss of $45 million ($29 million after-tax) associated with the early extinguishment of our 8.500% senior notes due 2019 and a $92 million tax benefit related to changes in U.S. tax legislation.
(ii)	In the fiscal year ended January 28, 2017 a pre-tax gain of $108 million ($70 million after-tax) related to a cash distribution from Easton Town Center, a pre-tax loss of $36 million ($22 million after-tax) associated with the early extinguishment of our 6.900% senior notes due 2017 and a $42 million tax benefit related to the favorable resolution of a discrete income tax matter.

For additional information on items impacting the fiscal years ended February 2, 2019, February 3, 2018 and January 28, 2017, see the notes to the Consolidated Financial Statements included in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended February 2, 2019 incorporated herein by reference. For additional information on items impacting the thirteen weeks ended May 4, 2019 and May 5, 2018, see the Notes to the Consolidated Financial Statements included in Item 1, Financial Statements, of our Quarterly Report on Form 10-Q for the quarterly period ended May 4, 2019 incorporated herein by reference.

	As of
	February 2, 2019	February 3, 2018	January 28, 2017	May 4, 2019(1)	May 5, 2018
	(in millions)
Balance sheet data:
Cash and cash equivalents	$1,413	$1,515	$1,934	$1,146	$1,032
Total assets	8,090	8,149	8,170	10,998	7,749
Total debt	5,811	5,794	5,736	5,821	5,808
Total equity (deficit)	(865)	(751)	(727)	(898)	(969)
(1)	Amounts as of May 4, 2019 reflect the adoption of Accounting Standards Codification 842, Leases (ASC 842).
	Fiscal Year Ended			Thirteen Weeks Ended
	February 2, 2019	February 3, 2018	January 28, 2017	May 4, 2019(2)	May 5, 2018
	(dollars in millions)
Other Data:
EBITDA(1)	$1,789	$2,242	$2,562	$304	$294
Capital expenditures	$629	$707	$990	$123	$160
Net cash (used for) provided by
Operating activities	$1,377	$1,406	$1,990	$(73)	$(79)
Investing activities	$(609)	$(698)	$(833)	$(106)	$(159)
Financing activities	$(872)	$(1,127)	$(1,765)	$(86)	$(243)
Ratio of total debt to EBITDA(1)	3.2x	2.6x	2.2x	—	—
Ratio of EBITDA to cash paid for interest(1)	4.7x	5.7x	6.6x	—	—
(1)	EBITDA is defined as earnings before interest, income taxes and depreciation and amortization. EBITDA is not a recognized term under GAAP and is not an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, it is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to similarly titled measures of other companies.
(2)	Results for the Thirteen Weeks ended May 4, 2019 reflect the adoption of ASC 842

Reconciliation of Net Income to EBITDA

	Fiscal Year Ended			Thirteen Weeks Ended
	February 2, 2019	February 3, 2018	January 28, 2017	May 4, 2019(1)	May 5, 2018
	(in millions)
Net income	$644	$983	$1,158	$40	$48
Interest expense	385	406	394	99	98
Income tax expense	213	329	538	20	11
Depreciation and amortization	547	524	472	145	137
EBITDA	$1,789	$2,242	$2,562	$304	$294
(1)	Results for the Thirteen Weeks ended May 4, 2019 reflect the adopton of ASC 842.

Stores and Associates at End of Period

	Fiscal Year Ended			Thirteen Weeks Ended
	February 2, 2019	February 3, 2018	January 28, 2017	May 4, 2019	May 5, 2018
Number of stores(1)	2,943	3,075	3,074	2,920	3,069
Selling square feet (in thousands)(1)	12,396	12,656	12,395	12,274	12,647
Number of associates	88,900	93,200	93,600	86,700	87,000
(1)	Number of stores and selling square feet excludes independently owned Victoria’s Secret Beauty and Accessories, Victoria’s Secret, PINK, Bath & Body Works and La Senza stores operated by our partners.

RISK FACTORS

In deciding whether to purchase the Notes, you should carefully consider the risks described below, which could cause our operating results and financial condition to be materially adversely affected, as well as other information and data included in or incorporated by reference into this prospectus supplement.

Risks Relating to the Notes

Our substantial level of indebtedness could materially adversely affect our ability to fulfill our obligations under the Notes, our ability to react to changes in our business and our ability to incur additional debt to fund future needs.

We have a substantial amount of debt. As of May 4, 2019, we had $990 million of unutilized capacity under our senior secured guaranteed revolving credit (which reflects a reduction in availability as a result of $10 million of outstanding letters of credit). As of May 4, 2019, on an as adjusted basis as described under “Capitalization,” we would have had total debt of $5,547 million. For more detail regarding our total debt, see “Capitalization.”

Our substantial debt could have important consequences for our noteholders. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Notes;
•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, innovation and investment in new brands or markets and other purposes;
•	increase our vulnerability to adverse economic and industry conditions;
•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	limit our noteholders’ rights to receive payments under the Notes if secured creditors have not been paid;
•	limit our ability to borrow additional funds, or to secure assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, innovation and investment in new brands or markets and other purposes; and
•	prevent us from raising the funds necessary to repurchase all Notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the indenture governing the Notes.

Restrictions imposed by our senior secured guaranteed revolving credit facility, our existing indentures and the indenture governing the Notes may limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities.

Claims of noteholders will be structurally subordinate to claims of creditors of our non-guarantor subsidiaries.

As of the issue date, the Notes will not be guaranteed by any of our subsidiaries who do not guarantee our senior secured revolving facility. Claims of holders of the Notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the Notes. As of May 4, 2019, our subsidiaries that are not guarantors had $158 million of indebtedness. In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to L Brands, Inc. The terms of the Notes will permit our subsidiaries to incur additional indebtedness.

We and our subsidiaries may be able to incur substantially more debt, including secured debt.

Subject to the restrictions in our senior secured revolving facility and the indentures governing the Notes and our other outstanding indebtedness, we and our subsidiaries may incur significant additional debt, including secured debt, that would be effectively senior to the Notes to the extent of the value of the assets securing such debt. Although the terms of these facilities and the indentures governing the Notes and our other outstanding indebtedness contain restrictions on the incurrence of additional debt, including secured debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with these restrictions could be substantial. If we and our restricted subsidiaries incur significant additional debt, the related risks that we face could intensify. As of May 4, 2019, under the terms of our senior secured guaranteed revolving credit facility, revolving loans available for borrowing were $990 million (which reflects a reduction in availability as a result of $10 million of outstanding letters of credit).

We may not be able to finance a change of control offer required by the indenture.

Upon a change of control triggering event, as defined under the indenture governing the Notes, you will have the right to require us to offer to purchase all of the Notes then outstanding at a price equal to 101% of the principal amount of the Notes, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the outstanding Notes, we expect that we would have to refinance the Notes. We cannot assure you that we would be able to refinance the Notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding Notes or to purchase all validly tendered Notes would be an event of default under the indenture. Such an event of default may cause the acceleration of our other debt. Our future debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees of the Notes by our subsidiaries and require the holders of the Notes to return payments received from the subsidiary guarantors.

Under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the subsidiary guarantees could be voided, or claims in respect of the subsidiary guarantees could be subordinated to all other debts of a subsidiary guarantor if, either, the subsidiary guarantee was incurred with the intent to hinder, delay or defraud any present or future creditors of the subsidiary guarantor or the subsidiary guarantors, at the time it incurred the indebtedness evidenced by its subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and the subsidiary guarantor either:

•	was insolvent or rendered insolvent by reason of such incurrence;
•	was engaged in a business or transaction for which such subsidiary guarantor’s remaining assets constituted unreasonably small capital; or
•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If a subsidiary guarantee is voided, you will be unable to rely on the applicable subsidiary guarantor to satisfy your claim in the event that we fail to make one or more required payments due on the Notes. In addition, any payment by such subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to such subsidiary guarantor, or to a fund for the benefit of creditors of such subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;
•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
•	it could not pay its debts as they become due.

There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors’ conclusions in this regard.

Active trading markets may not develop for the Notes.

The Notes are new securities for which there currently are no established markets. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. Although the underwriters have informed us that they currently intend to make a market in the Notes, they are not obligated to do so and any market may be discontinued at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for any of the Notes.

Risks Relating to Our Business and Operations

Our net sales, profit results and cash flows are sensitive to, and may be affected by, general economic conditions, consumer confidence, spending patterns, weather or other market disruptions.

Our net sales, profit, cash flows and future growth may be affected by negative local, regional, national or international political or economic trends or developments that reduce the consumers’ ability or willingness to spend, including the effects of national and international security concerns such as war, terrorism or the threat thereof. In addition, market disruptions due to natural disasters, health hazards or other major events or the prospect of these events could also impact consumer spending and confidence levels. Purchases of women’s intimate and other apparel, beauty and personal care products and accessories often decline during periods when economic or market conditions are unsettled or weak. In such circumstances, we may increase the number of promotional sales, which could have a material adverse effect on our results of operations, financial condition and cash flows.

The decision by the U.K. to leave the European Union (“Brexit”) has increased the uncertainty in the economic and political environment in Europe. The U.K.’s withdrawal is currently scheduled to take place in the second half of 2019, unless a further extension is agreed to; however, ongoing uncertainty remains as to what kind of post-Brexit agreement between the U.K. and the European Union, if any, may be approved by the U.K. parliament. Our business in the U.K. may be adversely impacted by this uncertainty, fluctuations in currency exchange rates, changes in trade policies, or changes in labor, immigration, tax or other laws.

Extreme weather conditions in the areas in which our stores are located, particularly in markets where we have multiple stores, could adversely affect our business. For example, heavy snowfall, rainfall or other extreme weather conditions over a prolonged period might make it difficult for our customers to travel to our stores and thereby reduce our sales and profitability.

Our net sales, operating income, cash and inventory levels fluctuate on a seasonal basis.

We experience major seasonal fluctuations in our net sales and operating income, with a significant portion of our operating income typically realized during the fourth quarter holiday season. Any decrease in sales or margins during this period could have a material adverse effect on our results of operations, financial condition and cash flows.

Seasonal fluctuations also affect our cash and inventory levels, since we usually order merchandise in advance of peak selling periods and sometimes before new fashion trends are confirmed by customer purchases. We must carry a significant amount of inventory, especially before the holiday season selling period. If we are not successful in selling inventory, we may have to sell the inventory at significantly reduced prices or may not be able to sell the inventory at all, which could have a material adverse effect on our results of operations, financial condition and cash flows.

Our net sales depend on a volume of traffic to our stores and the availability of suitable lease space.

Most of our stores are located in retail shopping areas including malls and other types of retail centers. Sales at these stores are derived, in part, from the volume of traffic in those retail areas. Our stores benefit from the ability of the retail center and other attractions in an area, including “destination” retail stores, to generate consumer traffic in the vicinity of our stores. Sales volume and retail traffic may be adversely affected by factors that we cannot control, such as economic downturns or changes in consumer demographics in a particular area, consumer trends away from brick-and-mortar retail toward online shopping, competition from internet and other retailers and other retail areas where we do not have stores, the closing or decline in popularity of other stores in the shopping areas where our stores are located and the deterioration in the financial condition of the operators or developers of the shopping areas in which our stores are located.

Part of our future growth is significantly dependent on our ability to operate stores in desirable locations with capital investment and lease costs providing the opportunity to earn a reasonable return. We cannot be sure as to when or whether such desirable locations will become available at reasonable costs. Some of our store locations, such as our Victoria’s Secret flagship stores, require significant upfront capital investment and have material lease commitments. Additionally, we are dependent upon the suitability of the lease spaces that we currently use. The leases that we enter into are generally non-cancelable leases with initial terms of 10 years. If we determine that it is no longer economical to operate a store and decide to close it, we may remain obligated under the applicable lease for, among other things, payment of the base rent for the balance of the lease term.

These risks could have a material adverse effect on our ability to grow and our results of operations, financial condition and cash flows.

Our ability to grow depends in part on new store openings and existing store remodels and expansions.

Our continued growth and success will depend in part on our ability to open and operate new stores and expand and remodel existing stores on a timely and profitable basis. Accomplishing our new and existing store expansion goals will depend upon a number of factors, including the ability to partner with developers and landlords to obtain suitable sites for new and expanded stores at acceptable costs, the hiring and training of qualified personnel and the integration of new stores into existing operations. There can be no assurance we will be able to achieve our store expansion goals, manage our growth effectively, successfully integrate the planned new stores into our operations or operate our new, remodeled and expanded stores profitably. These risks could have a material adverse effect on our ability to grow and results of operations, financial condition and cash flows.

Our plans for international expansion include risks that could impact our results and reputation.

We intend to further expand into international markets, including mainland China, through partner arrangements and/or company-owned stores. The risks associated with our expansion into international markets include difficulties in attracting customers due to a lack of customer familiarity with our brands, our lack of familiarity with local customer preferences and seasonal differences in the market. Any of these difficulties may lead to disruption in the overall timing of our international expansion efforts or increased costs. Further, entry into other markets may bring us into competition with new competitors or with existing competitors with an established market presence. Other risks include general economic conditions in specific countries or markets, volatility in the geopolitical landscape, restrictions on the repatriation of funds held internationally, disruptions or delays in shipments, changes in diplomatic and trade relationships, political instability and foreign governmental regulation. Such expansions will also have upfront investment costs that may not be accompanied by sufficient revenues to achieve typical or expected operational and financial performance.

We also have risks related to identifying suitable partners. In addition, certain aspects of these arrangements are not directly within our control, such as the ability of these third parties to meet their projections regarding store openings and sales and their compliance with federal and local law. We cannot ensure the profitability or success of our expansion into international markets.

Further, our results of operations and financial condition may be adversely affected by fluctuations in currency exchange rates. See “Fluctuations in foreign currency exchange rates could impact our financial condition and results of operations” below.

These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

Our licensees, franchisees and wholesalers could take actions that could harm our business or brand images.

We have global representation through independently owned stores operated by our partners. Although we have criteria to evaluate and select prospective partners, the level of control we can exercise over our partners is limited, and the quality and success of their operations may be diminished by any number of factors beyond our control. For example, our partners may not have the business acumen or financial resources necessary to successfully operate stores in a manner consistent with our standards and may not hire and train qualified store managers and other personnel. Our brand image and reputation may suffer materially, and our sales could decline if our partners do not operate successfully. These risks could have an adverse effect on our results of operations, financial condition and cash flows.

Our direct channel businesses include risks that could have an effect on our results.

Our direct operations are subject to numerous risks that could have a material adverse effect on our results. Risks include, but are not limited to, the difficulty in recreating the in-store experience through our direct channels; domestic or international resellers purchasing merchandise and reselling it outside our control; our ability to anticipate and implement innovations in technology and logistics in order to appeal to existing and potential customers who increasingly rely on multiple channels to meet their shopping needs; the failure of and risks related to the systems that operate our web infrastructure, websites and the related support systems, including computer viruses, theft of customer information, privacy concerns, telecommunication failures and electronic break-ins and similar disruptions.

Our failure to maintain efficient and uninterrupted order-taking and fulfillment operations could also have a material adverse effect on our results. The satisfaction of our online customers depends on their timely receipt of merchandise. If we encounter difficulties with the distribution facilities, or if the facilities were to shut down for any reason, including as a result of fire, natural disaster or work stoppage, we could face shortages of inventory; incur significantly higher costs and longer lead times associated with distributing our products to our customers; and cause customer dissatisfaction.

Any of these issues could have a material adverse effect on our operations, financial condition and cash flows.

Our ability to protect our reputation could have a material effect on our brand images.

Our ability to maintain our reputation is critical to our brand images. Our reputation could be jeopardized if we fail to maintain high standards for merchandise quality and integrity. Any negative publicity, including information publicized through traditional or social media platforms and similar venues such as blogs, websites and other forums, may affect our reputation and brand and, consequently, reduce demand for our merchandise, even if such publicity is unverified or inaccurate.

Failure to comply with ethical, social, product, labor and environmental standards, or related political considerations, could also jeopardize our reputation and potentially lead to various adverse consumer actions, including boycotts. Failure to comply with local laws and regulations, to maintain an effective system of internal controls, to maintain the security of customer, associate, third-party or company information or to provide accurate and timely financial statement information could also hurt our reputation. Damage to our reputation or loss of consumer confidence for any of these or other reasons could have a material adverse effect on our results of operations, financial condition and cash flows, as well as require additional resources to rebuild our reputation.

If our marketing, advertising and promotional programs are unsuccessful, or if our competitors are more effective with their programs than we are, our revenue or results of operations may be adversely affected.

Customer traffic and demand for our merchandise are influenced by our advertising, marketing and promotional activities, the name recognition and reputation of our brands and the location of and service offered in our stores. Although we use marketing, advertising and promotional programs to attract customers through various media, including social media, websites, mobile applications, email, print and television, some of our competitors may expend more for their programs than we do, or use different approaches than we do, which may provide them with a competitive advantage. Our programs may not be effective or could require increased expenditures, which could have a material adverse effect on our revenue and results of operations.

Our ability to adequately protect our trade names, trademarks and patents could have an impact on our brand images and ability to penetrate new markets.

We believe that our trade names, trademarks and patents are important assets and an essential element of our strategy. We have obtained or applied for federal registration of these trade names, trademarks and patents and have applied for or obtained registrations in many foreign countries. There can be no assurance that we will obtain such registrations or that the registrations we obtain will prevent the imitation of our products or infringement of our intellectual property rights by others. In particular, the laws of certain foreign countries may not protect proprietary rights to the same extent as the laws of the U.S. If any third-party copies our products or our stores in a manner that projects lesser quality or carries a negative connotation, it could have a material adverse effect on our brand image and reputation as well as our results of operations, financial condition and cash flows.

Our ability to compete favorably in our highly competitive segment of the retail industry could impact our results.

The sale of women’s intimate and other apparel, personal care products and accessories is highly competitive. We compete for sales with a broad range of other retailers, including individual and chain specialty stores, department stores and discount retailers. In addition to the traditional store-based retailers, we also compete with direct marketers or retailers that sell similar lines of merchandise and who target customers through online channels. Brand image, marketing, design, price, service, assortment, quality, image presentation and fulfillment are all competitive factors in both the store-based and online channels.

Some of our competitors may have greater financial, marketing and other resources available and trends across our product categories may favor our competitors. We rely to a greater degree than some of our competitors on physical locations in shopping malls and centers and so declines in traffic to such locations may affect us more significantly than our competitors. Some of our competitors sell their products in stores that are located in the same shopping malls and centers as our stores. In addition to competing for sales, we compete for favorable site locations and lease terms in shopping malls and centers.

Increased competition, combined with declines in mall traffic, could result in price reductions, increased marketing expenditures and loss of pricing power and market share, any of which could have a material adverse effect on our results of operations, financial condition and cash flows.

Our ability to manage the life cycle of our brands and to remain current with fashion trends and launch new product lines successfully could impact the image and relevance of our brands.

Our success depends in part on management’s ability to effectively manage the life cycle of our brands and to anticipate and respond to changing fashion preferences and consumer demands and to translate market trends into appropriate, salable product offerings in advance of the actual time of sale to the customer. Customer demands and fashion trends change rapidly. If we are unable to successfully anticipate, identify or react to changing styles or trends or we misjudge the market for our products or any new product lines, our sales will be lower, potentially resulting in significant amounts of unsold finished goods inventory. In response, we may be forced to increase our marketing promotions or price markdowns. These risks could have a material adverse effect on our brand image and reputation as well as our results of operations, financial condition and cash flows.

We may be impacted by our ability to adequately source, distribute and sell merchandise and other materials on a global basis.

We source merchandise and other materials directly in international markets and in our domestic market. We distribute merchandise and other materials globally to our partners in international locations and to our stores. Many of our imports and exports are subject to a variety of customs regulations and international trade arrangements, including existing or potential duties, tariffs or safeguard quotas. We compete with other companies for production facilities.

We also face a variety of other risks generally associated with doing business on a global basis. For example:

•	political instability, significant health hazards, environmental hazards or natural disasters which could negatively affect international economies, financial markets and business activity;
•	imposition of new or retaliatory trade duties, sanctions or taxes and other charges on imports or exports;
•	evolving, new or complex legal and regulatory matters;
•	volatility in currency exchange rates;
•	local business practice and political issues (including issues relating to compliance with domestic or international labor standards) which may result in adverse publicity or threatened or actual adverse consumer actions, including boycotts;
•	potential delays or disruptions in shipping and transportation and related pricing impacts;
•	disruption due to labor disputes; and

•	changing expectations regarding product safety due to new legislation or other factors.

We also rely upon third-party transportation providers for substantially all of our product shipments, including shipments to and from our distribution centers, to our stores and to our customers. Our utilization of these delivery services for shipments is subject to risks, including increases in labor costs and fuel prices, which would increase our shipping costs, and associate strikes and inclement weather, which may impact our transportation providers’ ability to provide delivery services that adequately meet our shipping needs.

Our future performance will depend upon these and the other factors listed above which are beyond our control and could have a material adverse effect on our results of operations, financial condition and cash flows.

We rely on a number of vendor and distribution facilities located in the same vicinity, making our business susceptible to local and regional disruptions or adverse conditions.

To achieve the necessary speed and agility in producing our beauty, personal care and home fragrance products, we rely heavily on vendor and distribution facilities in close proximity to our headquarters in Central Ohio. As a result of geographic concentration of the vendor and distribution facilities that we rely upon, our operations are susceptible to local and regional factors, such as accidents, system failures, economic and weather conditions, natural disasters, demographic and population changes, and other unforeseen events and circumstances. Any significant interruption in the operations of these facilities could lead to inventory issues or increased costs, which could have a material adverse effect on our results of operations, financial condition and cash flows.

Fluctuations in foreign currency exchange rates could impact our financial condition and results of operations.

We are exposed to foreign currency exchange rate risk with respect to our sales, profits, assets and liabilities denominated in currencies other than the U.S. dollar. In addition, our royalty arrangements are calculated based on sales in local currency and, as such, we are exposed to foreign currency exchange rate fluctuations. Although we use foreign currency forward contracts to hedge certain foreign currency risks, these measures may not succeed in offsetting all of the short-term negative impacts of foreign currency rate movements on our business and results of operations. Hedging would generally not be effective in offsetting the long-term impact of sustained shifts in foreign exchange rates on our business results. As a result, the fluctuation in the value of the U.S. dollar against other currencies could have a material adverse effect on our results of operations, financial condition and cash flows.

Our stock price may be volatile.

Our stock price may fluctuate substantially as a result of variations in our actual or projected performance or the financial performance of other companies in the retail industry. Any guidance that we provide is based on goals that we believe are reasonably attainable at the time guidance is given. If, or when, we announce actual results that differ from those that have been predicted by us, outside investment analysts or others, our stock price could be adversely affected. Investors who rely on these predictions when making investment decisions with respect to our securities do so at their own risk.

In addition, the stock market may experience price and volume fluctuations that are unrelated or disproportionate to operating performance.

If we are unable to pay quarterly dividends at intended levels, our reputation and stock price may be harmed.

Our dividend program requires the use of a portion of our cash flow. Our ability to pay dividends will depend on our ability to generate sufficient cash flows from operations in the future. This ability may be subject to certain economic, financial, competitive and other factors that are beyond our control. Our Board of Directors may, at its discretion, decrease the level of dividends or entirely discontinue the payment of dividends at any time. On November 19, 2018, our Board of Directors announced that it planned to reduce our annual ordinary dividend to $1.20 per share from $2.40 per share, beginning with the quarterly dividend paid in March 2019. Any failure to pay dividends after we have announced our intention to do so may negatively impact our reputation, investor confidence in us and our stock price.

Our ability to maintain our credit rating could affect our ability to access capital and could increase our interest expense.

The credit rating agencies periodically review our capital structure and the quality and stability of our earnings. A deterioration in our capital structure or the quality and stability of our earnings could result in a downgrade of our credit rating. Any negative ratings actions could constrain the capital available to our company or our industry and could limit our access to funding for our operations. We are dependent upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes constrained, our interest costs will likely increase, which could have a material adverse effect on our results of operations, financial condition and cash flows. Additionally, changes to our credit rating could affect our future interest costs.

We may be impacted by our ability to service or refinance our debt.

We currently have substantial indebtedness. Some of our debt agreements contain covenants which require maintenance of certain financial ratios and also, under certain conditions, restrict our ability to pay dividends, repurchase common shares and make other restricted payments as defined in those agreements. Our cash flow from operations provides the primary source of funds for our debt service payments. If our cash flow from operations declines, we may be unable to service or refinance our current debt.

Shareholder activism could cause us to incur significant expense, hinder execution of our business strategy and impact our stock price.

Shareholder activism, which can take many forms and arise in a variety of situations, could result in substantial costs and divert management’s and our board’s attention and resources from our business. Additionally, such shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with our associates, customers or service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant fees and other expenses related to activist shareholder matters, including for third-party advisors. Our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any shareholder activism.

We may be impacted by our ability to recruit, train and retain key personnel.

We believe we have benefited substantially from the leadership and experience of our senior executives, including Leslie H. Wexner, Chairman of the Board of Directors and Chief Executive Officer. The loss of the services of any of these individuals could have a material adverse effect on our business. Competition for key personnel in the retail industry is intense, and our future success will also depend on our ability to recruit, train and retain other qualified key personnel.

We may be impacted by our ability to attract, develop and retain qualified associates and manage labor-related costs.

We believe our competitive advantage is providing a positive, engaging and satisfying experience for each individual customer, which requires us to have highly trained and engaged associates. Our success depends in part upon our ability to attract, develop and retain a sufficient number of qualified associates, including store personnel and talented merchants. The turnover rate in the retail industry is generally high, and qualified individuals of the requisite caliber and number needed to fill these positions may be in short supply in some areas. Competition for such qualified individuals or changes in labor and healthcare laws could require us to incur higher labor costs. Our inability to recruit a sufficient number of qualified individuals in the future may delay planned openings of new stores or affect the speed with which we expand. Delayed store openings, significant increases in associate turnover rates or significant increases in labor-related costs could have a material adverse effect on our results of operations, financial condition and cash flows.

We may be impacted by our vendors’ ability to manufacture and deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations.

We purchase products from third-party vendors. Factors outside our control, such as production or shipping delays or quality problems, could disrupt merchandise deliveries and result in lost sales, cancellation charges or excessive markdowns.

In addition, quality problems could result in a product liability judgment or a widespread product recall that may negatively impact our sales and profitability for a period of time depending on product availability, competition reaction and consumer attitudes. Even if the product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions could adversely impact our reputation with existing and potential customers and our brand image.

Our business could also suffer if our third-party vendors fail to comply with applicable laws and regulations. While our internal and vendor operating guidelines promote ethical business practices and our associates visit and monitor the operations of our third-party vendors, we do not control these vendors or their practices. The violation of labor, environmental or other laws by third-party vendors used by us, or the divergence of a third-party vendor’s or partner’s labor or environmental practices from those generally accepted as ethical or appropriate, could interrupt or otherwise disrupt the shipment of finished products to us or damage our reputation.

These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

Our results may be affected by fluctuations in product input costs.

Product input costs, including freight, labor and raw materials, fluctuate. These fluctuations may result in an increase in our production costs. We may not be able to, or may elect not to, pass these increases on to our customers which may adversely impact our profit margins. These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

Our ability to adequately protect our assets from loss and theft.

Our assets are subject to loss, including those caused by illegal or unethical conduct by associates, customers, vendors or unaffiliated third parties. We have experienced events such as inventory shrinkage in the past, and we cannot assure that incidences of loss and theft will decrease in the future or that the measures we are taking will effectively reduce these losses. Higher rates of loss or increased security costs to combat theft could have a material adverse effect on our results of operations, financial condition and cash flows.

Our results may be affected by fluctuations in energy costs.

Energy costs have fluctuated in the past. These fluctuations may result in an increase in our transportation costs for distribution, utility costs for our retail stores and costs to purchase products from our manufacturers. A continual rise in energy costs could adversely affect consumer spending and demand for our products and increase our operating costs, both of which could have a material adverse effect on our results of operations, financial condition and cash flows.

We may be impacted by increases in costs of mailing, paper and printing.

Postal rate increases and paper and printing costs will affect the cost of our order fulfillment and promotional mailings. We rely on discounts from the basic postal rate structure, such as discounts for bulk mailings and sorting. Future paper and postal rate increases could adversely impact our earnings if we are unable to recover these costs or if we are unable to implement more efficient printing, mailing, delivery and order fulfillment systems. These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

We self-insure certain risks and may be impacted by unfavorable claims experience.

We are self-insured for various types of insurable risks including associate medical benefits, workers’ compensation, property, general liability and automobile up to certain stop-loss limits. Claims are difficult to predict and may be volatile. Any adverse claims experience could have a material adverse effect on our results of operations, financial condition and cash flows.

Retained or contingent liabilities from businesses that we divest could adversely affect our financial results.

In the fourth quarter of 2018, we completed the sale of La Senza to an affiliate of Regent LP, a global private equity firm. As a result of this divestiture, we may incur unexpected contingent liabilities, including with respect to leases assumed by the buyer. Our divestiture activities may also present financial and operational risks. Those risks may include difficulties separating personnel, financial and other systems, and indemnities and potential disputes with the buyer of La Senza. Any of these factors could adversely affect our financial condition and results of operations.

We significantly rely on our ability to implement and sustain information technology systems and to protect associated data.

Our success depends, in part, on the secure and uninterrupted performance of our information technology systems. Our information technology systems, as well as those of our service providers, are vulnerable to damage from a variety of sources, including telecommunication failures, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers and those of our service providers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Additionally, these types of problems could result in a breach of confidential customer information, merchandise, financial or other important information which could result in damage to our reputation and/or litigation. The increased use of smartphones, tablets and other mobile devices may also heighten these and other operational risks. Despite the precautions we have taken, unanticipated problems may nevertheless cause failures in our information technology systems. Sustained or repeated system disruptions that interrupt our ability to process orders and deliver products to the stores, impact our consumers’ ability to access our websites in a timely manner or expose confidential customer information, merchandise, financial or other important information could have a material adverse effect on our results of operations, financial condition and cash flows.

In addition, from time to time, we make modifications and upgrades to the information technology systems for point-of-sale, e-commerce, merchandising, planning, sourcing, logistics, inventory management and support systems including human resources and finance. Modifications involve replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality. We are aware of inherent risks associated with replacing these systems, including not accurately capturing data and system disruptions. Information technology system disruptions, if not anticipated and appropriately mitigated, could have a material adverse effect on our operations, financial condition and cash flows.

Our ability to maintain the security of customer, associate, third-party or company information could have an impact on our reputation and our results.

Information systems are susceptible to an increasing threat of continually evolving cybersecurity risks. Any significant compromise or breach of our data security could significantly damage our reputation with our customers, associates, investors and other third parties; cause the disclosure of confidential customer, associate, third-party or company information; cause our customers to stop shopping with us; and result in significant legal, regulatory and financial liabilities and lost revenues. While we train our associates and have implemented systems and processes to protect against unauthorized access to our information systems and prevent data loss, there is no guarantee that these procedures are adequate to safeguard against all data security breaches. In addition to our own networks and databases, we use third-party service providers to store, process and transmit certain of this information on our behalf. Although we contractually require these service providers to implement and use reasonable security measures, we cannot control third parties and cannot guarantee that a security breach will not occur in their systems. We have confidential security measures in place to protect our physical facilities and information technology systems from attacks. Despite these measures, we may be vulnerable to targeted or random security breaches, phishing attacks, denial of service attacks, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human errors or similar events.

The regulatory environment related to information security, data collection and privacy is increasingly rigorous, with new and constantly changing requirements applicable to our business, and compliance with those requirements could result in additional costs, such as costs related to organizational changes, implementing additional protection technologies, training associates and engaging consultants. Additionally, we could incur lost revenues and face increased litigation as a result of any potential cybersecurity breach.

These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

We may be impacted by our ability to comply with regulatory requirements.

We are subject to numerous regulatory requirements. Our policies, procedures and internal controls are designed to comply with all applicable foreign and domestic laws and regulations, including those required by the Sarbanes-Oxley Act of 2002, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, the SEC and the New York Stock Exchange (the “NYSE”), among others. Although we have put in place policies and procedures aimed at ensuring legal and regulatory compliance, our associates, subcontractors, vendors, licensees, franchisees and other third parties could take actions that violate these laws and regulations. Any violations of such laws or regulations could have an adverse effect on our reputation, market price of our common stock, results of operations, financial condition and cash flows.

It can be difficult to comply with sometimes conflicting regulations in local, national or foreign jurisdictions as well as new or changing regulations. Also, changes in such laws could make operating our business more expensive or require us to change the way we do business. For example, changes in product safety or other consumer protection laws could lead to increased costs for certain merchandise, or additional labor costs associated with readying merchandise for sale. It may be difficult for us to oversee regulatory changes impacting our business, and our responses to changes in the law could be costly and may negatively impact our operations.

We may be adversely impacted by certain compliance or legal matters.

We, along with third parties we do business with, are subject to complex compliance and litigation risks. Actions filed against us from time to time include commercial, tort, intellectual property, customer, employment, wage and hour, data privacy, securities, anti-corruption and other claims, including purported class action lawsuits. The cost of defending against these types of claims against us or the ultimate resolution of such claims, whether by settlement or adverse court decision, may harm our business. Further, potential claimants may be encouraged to bring suits based on a settlement from us or adverse court decisions against us. We cannot currently assess the likely outcome of such suits, but if the outcome were negative, it could have a material adverse effect on our reputation, results of operations, financial condition and cash flows.

In addition, we may be impacted by litigation trends, including class action lawsuits involving consumers and shareholders, that could have a material adverse effect on our reputation, the market price of our common stock, results of operations, financial condition and cash flows.

We may be impacted by changes in taxation, trade and other regulatory requirements.

We are subject to income tax in local, national and international jurisdictions. In addition, our products are subject to import and excise duties and/or sales or value-added taxes in many jurisdictions. We are also subject to the examination of our tax returns and other tax matters by the Internal Revenue Service and other tax authorities and governmental bodies. We regularly assess the likelihood of an adverse outcome resulting from these examinations to determine the adequacy of our provision for taxes. There can be no assurance as to the outcome of these examinations. Fluctuations in tax rates and duties, changes in tax legislation or regulation or adverse outcomes of these examinations could have a material adverse effect on our results of operations, financial condition and cash flows.

There is increased uncertainty with respect to tax policy and trade relations between the U.S. and other countries. Major developments in tax policy or trade relations, such as the imposition of unilateral tariffs on imported products, could have a material adverse effect on our results of operations, financial condition and cash flows.

USE OF PROCEEDS

Our proceeds from the sale of Notes are estimated to be $486,430,000 after the deduction of underwriting discounts and commission and expenses of the offering. We intend to use the proceeds of the offering, after deducting underwriting discounts and commission and estimated offering expenses, together with approximately $315 million of cash on hand, to fund the purchase price for Tender Offer Notes accepted for purchase in the Tender Offers (without taking into account additional funds necessary to pay accrued and unpaid interest on such Tender Offer Notes as of the applicable settlement date). If the Tender Offers are not consummated or the net proceeds from this offering exceed the total consideration payable in the Tender Offers, we intend to use the remaining net proceeds from this offering to optionally redeem any and all 2020 Notes that remain outstanding and, to the extent net proceeds remain, to fund general corporate purposes, which may include the repayment or repurchase of our other indebtedness.

Certain of the underwriters or their respective affiliates are holders of the Tender Offer Notes and may receive a portion of the net proceeds of this offering if those Tender Offer Notes are tendered and accepted for purchase in the Tender Offers. In particular, affiliates of Wells Fargo Securities, LLC, one of the underwriters, may, depending on the principal amount of Tender Offer Notes that are tendered by such affiliates and other holders of Tender Offer Notes and accepted for purchase, receive 5% or more of the net proceeds of this offering, excluding underwriting compensation, and, accordingly, would be deemed to have a “conflict of interest” under Rule 5121 of FINRA. As such, this offering will be conducted in accordance with FINRA Rule 5121, which requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(A), the appointment of a “qualified independent underwriter” is not necessary in connection with this offering because Citigroup Global Markets Inc., the FINRA member primarily responsible for managing the offering, does not have a conflict of interest, is not an affiliate of any member that does have a conflict of interest, and meets the requirement of FINRA Rule 5121(f)(12)(E). In accordance with FINRA Rule 5121(c), no sales of the Notes will be made to any discretionary account over which any underwriter with a conflict of interest exercises discretion without the prior specific written approval of the account holder.

See “Description of Certain Debt” and “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our capitalization at May 4, 2019 on an actual basis, and on an adjusted basis after giving effect to the offering of the Notes and our pending offers to purchase the Tender Offer Notes, as described under “Use of Proceeds. You should read this table in conjunction with the information under the headings “Use of Proceeds” and “Summary Historical Consolidated Financial Data” and our consolidated financial statements, including the notes thereto, which are incorporated by reference into this prospectus supplement. Amounts of debt set forth below are net of any unamortized issuance costs and discounts.

	As of May 4, 2019
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$1,146	$822	(1)
Senior secured debt
Senior secured revolving facility(2)	—	—
Secured foreign facilities	91	91
Total senior secured debt	91	91
Senior unsecured debt with subsidiary guarantee
7.000% senior notes due 2020 (“2020 Notes”)	338	—	(5)
6.625% senior notes due 2021 (“2021 Notes”)	777	355	(5)
5.625% senior notes due 2022 (“2022 Notes”)	952	952	(5)
5.625% senior notes due 2023 (“2023 Notes”)	498	498	(5)
6.694% senior notes due 2027 (“2027 Notes”)	274	274
5.250% senior notes due 2028 (“2028 Notes”)	496	496
6.875% senior notes due 2035 (“2035 Notes”)	990	990
6.750% senior notes due 2036 (“2036 Notes”)	693	693
7.500% senior notes due 2029 offered hereby	—	486	(4)
Total senior unsecured debt with subsidiary guarantee(3)	5,018	4,744
Senior unsecured debt without subsidiary guarantee
6.950% senior notes due 2033 (“2033 Notes”)	348	348
7.600% senior notes due 2037 (“2037 Notes”)	297	297
Unsecured foreign facilities	67	67
Total senior unsecured debt without subsidiary guarantee	712	712
Total debt	5,821	5,547
Total equity (deficit)	(898)	(898)
Total capitalization	$4,923	$4,649
(1)	Reflects an adjustment for the offering of the Notes after estimated fees and expenses and estimated payments made to accept for purchase validly tendered Tender Offer Notes in connection with the Tender Offers (including, for purposes of this table, the payment of accrued and unpaid interest). For purposes of this as adjusted capitalization table, we have assumed that we will accept for purchase in the Tender Offers all of the outstanding 2020 Notes, $424 million aggregate principal amount of the 2021 Notes (which amount includes $2 million of unamortized issuance costs) and none of the outstanding 2022 Notes or 2023 Notes, and that all validly tendered Tender Offer Notes will be tendered prior to the early tender deadline. However, there can be no assurance as to the principal amount of any series of Tender Offer Notes that will be tendered or accepted for purchase pursuant to the Tender Offers or when such Tender Offer Notes may be tendered and, as a result, the aggregate principal amount of Tender Offer Notes tendered and accepted for purchase, and the cash consideration paid pursuant to the Tender Offers, may differ from the amounts we have assumed in the as adjusted information included in this prospectus supplement. If any 2020 Notes remain outstanding after the Tender Offers we intend to exercise our right to optionally redeem those 2020 Notes. If any other Tender Offer Notes remain outstanding after the Tender Offers, we may in the future redeem or otherwise seek to repurchase such Tender Offer Notes, and any such redemptions or repurchases may be consummated at prices different from those in the Tender Offers that we have assumed for purposes of preparing the as adjusted information in this prospectus supplement.
(2)	The aggregate amount of loan commitments under our senior secured guaranteed revolving credit facility is $1 billion. As of May 4, 2019, there were no outstanding borrowings and we had $990 million of available borrowing capacity (after giving effect to $10 million in outstanding letters of credit).
(3)	Reflects the total amount of indebtedness of L Brands, Inc. guaranteed by the subsidiary guarantors.
(4)	Reflects the $500 million aggregate principal amount of Notes offered hereby, net of issuance costs.
(5)	The as adjusted Tender Offer Notes reflect the purchase of Tender Offer Notes validly tendered on the terms and subject to the conditions of the Tender Offers, on the assumptions set forth in note (1) above. See “Summary—Recent Developments - Concurrent Tender Offers” and “Use of Proceeds.”

DESCRIPTION OF CERTAIN DEBT

The following descriptions are summaries of various material terms of certain indebtedness. They may not contain all the information that may be important to you. The following summaries are qualified in their entirety by reference to the relevant agreements and indentures to which each summary relates, copies of which are available upon request. Capitalized terms used but not defined in this section shall have the meanings set forth in the amended and restated credit agreement dated as of May 11, 2017 (as amended and restated through the date hereof, the “Credit Agreement”) among L Brands, certain of L Brands’ subsidiaries, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto (such lenders, collectively, the “Lenders”).

Senior Secured Revolving Facility

We currently have a $1 billion secured revolving facility under our Credit Agreement (as amended, the “Secured Revolving Facility”), which matures on May 11, 2022. The Secured Revolving Facility allows us and certain of our non-U.S. subsidiaries to borrow and obtain letters of credit in U.S. dollars, Canadian dollars, Euros, Hong Kong dollars or British pounds.

Fees and interest rates payable under the Secured Revolving Facility are based on our long-term credit ratings. As of May 4, 2019, the Secured Revolving Facility fees related to committed and unutilized amounts are 0.25% per annum, and the fees related to outstanding letters of credit are 1.50% per annum. In addition, the interest rate on outstanding U.S. dollar borrowings is the London Interbank Offered Rate (“LIBOR”) plus 1.50% per annum. The interest rate on outstanding foreign denominated borrowings is the applicable benchmark rate plus 1.50% per annum.

Our obligations under the Secured Revolving Facility (as well as any obligation of us or any Guarantor (as defined below) in respect of hedging arrangements, cash management arrangements, open account agreements (subject to a cap) and certain separate letters of credit (subject to a cap), in each case, with any of the Lenders or their respective affiliates) (collectively, “Obligations”) are guaranteed (the “Guarantees”) by our existing and future domestic subsidiaries that are Material Subsidiaries (the “Guarantors”). The Obligations are secured by security interests in existing and future tangible and intangible personal property of us and the Guarantors, except to the extent prohibited by our existing indentures and subject to additional exceptions for certain specified types of property. The Guarantees and security interests will be released if our issuer credit rating (by S&P) and corporate family rating (by Moody’s) is BBB- and Baa3 or better (if rated by both S&P and Moody’s) or BBB- or Baa3 or better (if rated by one credit rating agency only) and no Default (as defined in the Secured Revolving Facility) has occurred and is continuing or would result from such release. The Guarantee and security interest of a Guarantor may also be released where such Guarantor ceases to be a consolidated subsidiary of us pursuant to a transaction permitted under the Secured Revolving Facility.

The Secured Revolving Facility contains various covenants, including, for example, those that require us to maintain certain specified fixed charge coverage and leverage ratios, and those that restrict our ability and the ability of our consolidated subsidiaries to incur certain types of indebtedness or to grant certain liens on their respective property or assets. With respect to the foregoing financial covenants, for the most recent four-quarter period we are required to maintain (x) a fixed charge coverage ratio of not less than 1.75 to 1.00 and (y) a leverage ratio, as measured by Consolidated Debt to Consolidated EBITDA, as those terms are defined in the Secured Revolving Facility, not to exceed 4.00 to 1.00. The Secured Revolving Facility also includes additional covenants, which, among other things, restrict or limit our ability and each of our consolidated subsidiaries to: (a) make new investments in, and new guarantees of indebtedness for the benefit of, non-Guarantor subsidiaries, subject to a $200 million basket (which investment covenant shall not apply if our issuer credit rating (by S&P) and corporate family rating (by Moody’s) is BBB- and Baa3 or better (if rated by both S&P and Moody’s), or BBB- or Baa3 or better (if rated by only one credit rating agency); (b) enter into additional agreements or instruments that restrict the granting of liens by us or any of our consolidated subsidiaries to secure the Obligations (or the obligations under any facility that refinances or replaces the Secured Revolving Facility); and (c) make restricted payments, except with respect to (i) distributions by wholly-owned consolidated subsidiaries, (ii) ratable dividends by consolidated subsidiaries, and (iii) restricted payments made in cash in an aggregate amount not to exceed the greater of (x) $1 billion and (y) 12.0% of Consolidated Total Assets if (A) no Event of Default exists and (B) the leverage ratio, as measured by Consolidated Debt over Consolidated EBITDA, is less than 4.00 to 1.00 (in each case of (A) and (B), at the time of, and immediately after giving effect to such restricted payment) (which restricted payment covenant shall not apply if our issuer credit rating (by S&P) and corporate family rating (by Moody’s) is BBB- and Baa3 or better (if rated by both S&P and Moody’s) or BBB-or Baa3 or better (if rated by one credit rating agency only)); provided that, in each case of (a), (b) and (c), such covenants are subject to certain (other) exceptions or allowances; provided further, that the covenants described in clauses (a) and (c) shall not apply if (i) the leverage ratio, as measured by Consolidated Debt over Consolidated EBITDA, is less than 3.00 to 1.00 and (ii) no Default exists (in each case of (i) and (ii), at the time of, and immediately after giving effect to, the applicable investment or guarantee or restricted payment).

As of May 4, 2019, there were no borrowings outstanding under the Secured Revolving Facility. The Secured Revolving Facility supports our letter of credit program. We had $10 million of outstanding letters of credit as of May 4, 2019 that reduced the availability under the Secured Revolving Facility.

Secured Foreign Facilities

We and the Guarantors guarantee and pledge collateral to secure revolving and term loan bank facilities used by certain of our Greater China subsidiaries to support their operations. The Secured Foreign Facilities, which allow borrowings in U.S. dollars and Chinese Yuan, have availability totaling $100 million. The interest rates on outstanding borrowings are based upon the applicable benchmark rate for the currency of each borrowing. During the first quarter of 2019, we borrowed and made payments of $8 million under the Secured Foreign Facilities. The maximum daily amount outstanding at any point in time during the first quarter of 2019 was $96 million. Borrowings on the Secured Foreign Facilities mature between December 2019 and May 2022. As of May 4, 2019, the total outstanding borrowings under these facilities was $91 million ($5 million of which are included within Current Debt on the Consolidated Balance Sheet).

Unsecured Foreign Facilities

We guarantee unsecured revolving and term loan bank facilities used by certain of our Greater China subsidiaries to support their operations. The Unsecured Foreign Facilities, which allow borrowings in U.S. dollars and Chinese Yuan, have availability totaling $100 million. The interest rates on outstanding borrowings are based upon the applicable benchmark rate for the currency of each borrowing. During the first quarter of 2019, we borrowed $13 million and made payments of $6 million under the Unsecured Foreign Facilities. The maximum daily amount outstanding at any point in time during the first quarter of 2019 was $73 million. Borrowings on the Unsecured Foreign Facilities mature between June 2019 and December 2019. As of May 4, 2019, the total outstanding borrowings under these facilities was $67 million (all of which is included in Current Debt on the Consolidated Balance Sheet).

Other Existing Debt

In June 2018, L Brands issued $297 million of 6.694% senior notes due January 15, 2027. Interest on the 2027 Notes is payable on January 15 and July 15 of each year.

In January 2018, L Brands issued $500 million of 5.250% Senior Notes due February 1, 2028. Interest on the 2028 Notes is payable on February 1 and August 1 of each year.

In June 2016, L Brands issued $700 million of 6.750% senior notes due July 1, 2036. Interest on the 2036 Notes is payable on January 1 and July 1 of each year.

In October 2015, L Brands issued $1 billion of 6.875% senior notes due November 1, 2035. Interest on the 2035 Notes is payable on May 1 and November 1 of each year.

In October 2013, L Brands issued $500 million of 5.625% senior notes due October 15, 2023. Interest on the 2023 Notes is payable on April 15 and October 15 of each year.

In February 2012, L Brands issued $1 billion of 5.625% senior notes due February 15, 2022. Interest on the 2022 Notes is payable on February 15 and August 15 of each year. As of May 4, 2019, $956 million of the 2022 Notes were still outstanding.

In March 2011, L Brands issued $1 billion of 6.625% senior notes due April 1, 2021. Interest on the 2021 Notes is payable on April 1 and October 1 of each year. As of May 4, 2019, $780 million of the 2021 Notes were still outstanding.

In May 2010, L Brands issued $400 million of 7.000% senior notes due May 1, 2020. Interest on the 2020 Notes is payable on May 1 and November 1 of each year. As of May 4, 2019, $338 million of the 2020 Notes were still outstanding.

In July 2007, L Brands issued $300 million of 7.600% notes due July 15, 2037. Interest on the 2037 Notes is payable on January 15 and July 15 of each year.

Other outstanding notes of L Brands include $350 million of 6.95% notes due March 2033.

DESCRIPTION OF THE NOTES

As used below, the terms “we,” “us,” “our” and “L Brands” refer only to L Brands, Inc. and not to any of its Subsidiaries. The definitions of certain capitalized terms used in this description are set forth below under “—Certain Definitions.” Capitalized terms used but not defined in this section shall have the meanings set forth in the Indenture.

General

The following is a summary of the terms of the Indenture and the Notes. The Notes will be issued under an indenture (the “Base Indenture”) dated as of June 16, 2016 between us and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture dated as of June 16, 2016 (the “First Supplemental Indenture”) among us, the Subsidiary Guarantors and the Trustee, as further supplemented by a second supplemental indenture dated as of January 23, 2018 (the “Second Supplemental Indenture”) among us, the Subsidiary Guarantors and the Trustee, and as further supplemented by a third supplemental indenture dated as of the Issue Date among us, the Subsidiary Guarantors and the Trustee (the “Third Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”). The Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The following is a summary of the material terms and provisions of the Notes and the Indenture. However, this summary does not purport to be a complete description of the Notes or the Indenture and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture, a copy of which is available from us upon request. We urge you to read the Indenture carefully because it, and not the following description, will govern your rights as a holder of the Notes.

Maturity, Interest, Form and Denomination

The Notes are being issued in an original aggregate principal amount of $500,000,000. The Notes will mature on June 15, 2029 and will bear interest at the rate of 7.500% per year.

Interest will be payable semiannually in arrears on June 15 and December 15 of each year commencing on December 15, 2019 to holders of record of the Notes on the preceding June 1 and December 1, respectively. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest on the Notes will be calculated on the basis of a 360-day year of twelve 30-day months.

The Notes will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered holder of a Note will be treated as the owner of such Note for all purposes of the Indenture.

Further Issuances of the Notes

We may, from time to time, without the consent of the existing holders of the Notes, issue additional notes (“Additional Notes”) under the Indenture having the same terms as the Notes in all respects, except for the issue date, the issue price and the initial interest payment date. Any such Additional Notes will be consolidated with and form a single series with the Notes offered hereby for all purposes of the Indenture. If the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, the Additional Notes will have a different CUSIP number.

Ranking

The Notes will be our senior unsecured obligations and:

•	will rank equally with all our other senior unsecured indebtedness from time to time outstanding;
•	will rank senior to any of our future indebtedness, if any, from time to time outstanding that is expressly subordinated to the Notes;
•	will rank effectively junior to all of our secured indebtedness, if any, from time to time outstanding, including our indebtedness under our Senior Credit Facility, in each case, to the extent of the value of the collateral securing such indebtedness;

•	will rank effectively junior to all indebtedness and liabilities of our Subsidiaries that are not Subsidiary Guarantors (as defined herein) to the extent of the value of such Subsidiaries;
•	will be guaranteed by the Subsidiary Guarantors on a senior unsecured basis as described below under “Subsidiary Guarantees”; and
•	will rank effectively senior to any series of our existing and future unsecured debt securities that are not guaranteed by our subsidiaries to the extent of the value of the assets of the guarantors.

Each Subsidiary Guarantee will be the senior unsecured obligation of the applicable Subsidiary Guarantor and:

•	will rank equally with all other senior unsecured indebtedness of such Subsidiary Guarantor from time to time outstanding;
•	will rank senior to any future indebtedness, if any, of such Subsidiary Guarantor from time to time outstanding that is expressly subordinated to such Subsidiary Guarantor’s Subsidiary Guarantee; and
•	will rank effectively junior to all of such Subsidiary Guarantor’s secured indebtedness, if any, from time to time outstanding, including such Subsidiary Guarantor’s guarantee of indebtedness under our Senior Credit Facility, in each case, to the extent of the value of the collateral of such Subsidiary Guarantor securing such indebtedness, and will be structurally subordinated to all obligations of any Subsidiary of the applicable Subsidiary Guarantor if that Subsidiary is not also a Subsidiary Guarantor.

The guarantors represent (i) substantially all of the revenue of our domestic subsidiaries, (ii) more than 90% of the assets owned by our domestic subsidiaries, other than real property, aircraft and intercompany investments and (iii) more than 95% of the accounts receivable and inventory directly owned by our domestic subsidiaries.

Subsidiary Guarantees

The Notes will be guaranteed (each such guarantee being referred to as a “Subsidiary Guarantee”), on a joint and several senior unsecured basis, on the Issue Date by each of our Domestic Subsidiaries that is a guarantor of our Senior Credit Facility (each such Subsidiary being referred to as a “Subsidiary Guarantor”). On the Issue Date, the Subsidiary Guarantors will consist of the following Subsidiaries: Bath & Body Works Brand Management, Inc., Bath & Body Works Direct, Inc., Bath & Body Works, LLC, beautyAvenues, LLC (formerly beautyAvenues, Inc.), Intimate Brands, Inc., Intimate Brands Holding, LLC, L Brands Direct Fulfillment, Inc. (formerly Limited Brands Direct Fulfillment, Inc.), L Brands Service Company, LLC (formerly Limited Brands Service Company, LLC), L Brands Store Design & Construction, Inc. (formerly Limited Store Planning, Inc.), La Senza, Inc., Mast Industries, Inc., Victoria’s Secret Direct Brand Management, LLC, Victoria’s Secret Stores Brand Management, Inc. and Victoria’s Secret Stores, LLC. Following the Issue Date, additional Domestic Subsidiaries will be required to become Subsidiary Guarantors to the extent set forth below under “-Additional Subsidiary Guarantees.” The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the extent necessary to prevent the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

The Indenture provides that the Subsidiary Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released:

(a)	in the event of a sale or other transfer of Equity Interests in such Subsidiary Guarantor or dissolution of such Subsidiary Guarantor in compliance with the terms of the Indenture following which such Subsidiary Guarantor ceases to be a consolidated subsidiary;
(b)	upon such Subsidiary Guarantor ceasing to be a borrower or guarantor under any Specified Indebtedness; or
(c)	in connection with a satisfaction and discharge, Covenant Defeasance or Legal Defeasance of the Indenture in accordance with the provisions described below.

Optional Redemption

At any time prior to June 15, 2024, we may, at our option and on one or more occasions, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the

Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding the date of redemption (any applicable date of redemption, a “redemption date”), subject to the right of holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the redemption date.

On and after June 15, 2024, we may, at our option and on one or more occasions, redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding the date of redemption, subject to the right of holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the redemption date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

Year	Percentage
2024	103.750%
2025	102.500%
2026	101.250%
2027 and thereafter	100.000%

In addition, at any time prior to June 15, 2022, we may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount at maturity of the outstanding Notes (including Additional Notes) at a redemption price equal to 107.500% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to but excluding the redemption date, subject to the right of holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the redemption date; provided that at least 65% of the principal amount at maturity of Notes issued under the Indenture (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by us or our Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

Notice of any redemption will be sent at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the Notes as described above, holders of Notes will have the right to require us to repurchase all or any part in an integral multiple of $1,000 of their Notes (provided that no Note will be purchased in part if the remaining principal amount of such Note would be less than $2,000) pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to but excluding the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will be required to send a notice to holders of Notes describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Indenture by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
•	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The definition of Change of Control includes the occurrence of a direct or indirect sale, transfer, conveyance or other disposition (other than by way of a merger or consolidation) of “all or substantially all” of the properties or assets of L Brands and its Subsidiaries taken as a whole. See “—Certain Definitions—Change of Control.” Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require L Brands to repurchase its Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of L Brands and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Limitations on Liens

We have agreed under the Indenture that we will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on or security interest in any shares of Voting Stock of any Significant Subsidiary, whether such Voting Stock is now owned or is hereafter acquired, without providing that the Notes (together with, if we shall so determine, any other indebtedness or obligations of L Brands, Inc. or any Subsidiary ranking equally with the Notes and then existing or thereafter created) shall be secured equally and ratably with such indebtedness. The foregoing limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary.

Additional Subsidiary Guarantees

If, after the Issue Date, any of our Domestic Subsidiaries becomes a borrower or guarantor under any Specified Indebtedness, then, in each such case, we will be required to cause such Domestic Subsidiary to:

(a)	execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Subsidiary shall unconditionally guarantee all of our obligations under the Notes and the Indenture; and
(b)	deliver to the Trustee one or more opinions of counsel that, subject to customary qualifications, such supplemental indenture (i) has been duly authorized, executed and delivered by such Subsidiary and (ii) constitutes a valid and legally binding obligation of such Subsidiary in accordance with its terms.

Limitations on Mergers and Sales of Assets

We have agreed under the Indenture not to consolidate with or merge into another corporation, or sell other than for cash or lease all or substantially all our assets to another corporation, or purchase all or substantially all the assets of another corporation, unless:

•	either L Brands, Inc. is the continuing corporation or the successor corporation (if other than L Brands, Inc.) expressly assumes by supplemental indenture the obligations of the Notes (in which case, except in the case of such a lease, we will be discharged from these obligations); and
•	immediately after the merger, consolidation, sale or lease, no Default shall have occurred and be continuing.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Indenture will provide that we will file with the SEC (unless the SEC will not accept such filings) and furnish to the holders of Notes all quarterly and annual financial information, and on dates, that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K.

Defaults

The Indenture provides that each of the following will constitute an “Event of Default”:

•	default for 30 days in payment of interest upon any Note;
•	default in payment of principal or premium, if any, on any Note;
•	default, for 90 days after notice, in the performance of any other covenant in the Indenture; and
•	certain events of bankruptcy or insolvency.

If an Event of Default should occur and be continuing, either the Trustee or the holders of 25% in aggregate principal amount of the Notes then outstanding may declare the Notes due and payable. Holders of a majority in aggregate principal amount of the Notes then outstanding will be entitled to control certain actions of the Trustee under the Indenture and to waive past Defaults. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will not be under any obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the holders of Notes, unless one or more of such holders of Notes shall have offered to the Trustee security or indemnity satisfactory to the Trustee.

If an Event of Default occurs and is continuing, any sums held or received by the Trustee under the Indenture may be applied to reimburse the Trustee for all amounts due to the Trustee under the Indenture prior to any payments to holders of the Notes.

The right of any holder of Notes to institute an action for any remedy (except such holder’s right to enforce payment of the principal of, and premium, if any, and interest on such holder’s Note when due) will be subject to certain conditions precedent, including a written notice to the Trustee by such holder of the occurrence of one or more Events of Default, a request to the Trustee by the holders of not less than 25% in aggregate principal amount of the Notes then outstanding to take action and an offer satisfactory to the Trustee of security and indemnity against liabilities incurred by it in so doing.

Satisfaction and Discharge

The Indenture and the guarantees will be discharged and will cease to be of further effect as to all outstanding Notes when either:

(a)	all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from this trust) have been delivered to the Trustee for cancellation; or
(b)	(1) all Notes not delivered to the Trustee for cancellation otherwise (x) have become due and payable, (y) will become due and payable, or may be called for redemption, within one year or (z) have been called for redemption pursuant to the provisions described under “-Optional Redemption,” and, in any case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the holders of Notes, U.S. legal tender, U.S. government obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation;
(2)	we have paid all other sums payable by us under the Indenture; and
(3)	we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have our obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Legal Defeasance means that we and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Subsidiary Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Subsidiary Guarantees, except as to:

(a)	rights of holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below;
(b)	our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;
(c)	the rights, powers, trust, duties, and immunities of the Trustee, and our obligations in connection therewith; and
(d)	the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of the Subsidiary Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment and bankruptcy events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy events no longer apply. We may exercise our Legal Defeasance option regardless of whether we have previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)	we must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the holders, U.S. legal tender, U.S. government obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized firm of independent public accountants selected by us, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes;
(b)	in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States confirming that:
(i)	we have received from, or there has been published by the Internal Revenue Service, a ruling; or
(ii)	since the Issue Date, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(c)	in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States confirming that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;
(d)	no Default shall have occurred and be continuing on the date of such deposit;
(e)	the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;
(f)	we shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by it with the intent of preferring the holders of Notes over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors or others; and

(g)	we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the officers’ certificate, clauses (a) through (f) and, in the case of the opinion of counsel, clauses (b) and/or (c) and (e) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then our obligations and the obligations of the Subsidiary Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Modification of the Indenture

The Indenture contains provisions permitting us and the Trustee, without the consent of the holders of any notes outstanding under the Indenture, to, among other things, issue Additional Notes under the Indenture, comply with the terms of the TIA, make changes in regard to matters or questions arising under the Indenture that are not materially adverse to the holders of notes and add additional Subsidiary Guarantors (or release additional Subsidiary Guarantors from their Subsidiary Guarantees in accordance with the Indenture) by one or more supplemental indentures. The Indenture also contains provisions permitting us to modify the Indenture or any supplemental Indenture, subject to the preceding sentence, with the consent of the holders of not less than a majority in aggregate principal amount of all of the outstanding notes under the Indenture affected by such modification (with all notes so affected voting together as a single class); provided that no such modification will:

•	extend the fixed maturity of any note, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or the premium, if any, thereon, reduce the amount of the principal payable on any date, change the coin or currency in which principal of or any premium or interest on any notes are payable, release all or substantially all of the Subsidiary Guarantors from their Subsidiary Guarantees (other than in accordance with the Indenture) or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each note affected thereby;
•	reduce the aforesaid percentage of notes, the consent of the holders of which is required for any such modification without the consent of the holders of all notes then outstanding; or
•	modify without the written consent of the Trustee the rights, duties or immunities of the Trustee.

References to a “note” or “notes” in this “—Modification of the Indenture” section means all of the debt securities from time to time outstanding under the Base Indenture and any supplemental indentures thereto, including, without limitation, the Notes offered hereby following the consummation of this offering. The debt securities outstanding under the Indenture as of the date hereof consist of our 6.750% Senior Notes due 2036 and our 5.250% Senior Notes due 2028.

Concerning the Trustee

The Trustee has loaned money to us and provided other services to us in the past and may do so in the future as a part of its regular business. We will be required to file annually with the Trustee a statement of certain officers specified in the Indenture as to the fulfillment of our obligations under the Indenture during the preceding year.

Certain Definitions

“Applicable Premium” means, as calculated by the Company with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of such Note; and
(2)	the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Note at June 15, 2024 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on such Note through June 15, 2024 (excluding accrued but unpaid interest to such redemption date), computed (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate as of such redemption date plus basis points; over (b) the principal amount of such Note.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by both of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies (the “Relevant Period”)); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply either (1) did not reduce the ratings of the Notes during the Relevant Period or (2) do not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of L Brands and its Subsidiaries taken as a whole to any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than L Brands or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of L Brands’ voting stock; or (3) the first day on which a majority of the members of L Brands’ Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a wholly owned Subsidiary of a holding company that has agreed to be bound by the terms of the Notes and (2) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of L Brands who (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of L Brands’ proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Default” shall mean an Event of Default or an event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes.

“Domestic Subsidiary” means any of our Subsidiaries which is organized under the laws of the United States or any state thereof or the District of Columbia.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Issue Date” means June 20, 2019.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Qualified Equity Offerings” means a public or private offering of Equity Interests (other than Disqualified Equity Interests) of L Brands generating gross proceeds of at least $50 million.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Senior Credit Facility” means the Amended and Restated Five-Year Revolving Credit Agreement, among L Brands, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, dated as of October 6, 2004, as amended or amended and restated November 5, 2004, March 22, 2006, August 3, 2007, February 19, 2009, March 8, 2010, July 15, 2011, July 18, 2014 and May 11, 2017.

“Significant Subsidiary” means a Subsidiary (treated for purposes of this definition on a consolidated basis together with its Subsidiaries) which meets any of the following conditions:

•	our and our other Subsidiaries’ investments in and advances to the Subsidiary exceed ten percent of the total assets of ours and our Subsidiaries consolidated as of the end of the most recently completed fiscal year;
•	our and our other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds ten percent of the total assets of ours and our Subsidiaries consolidated as of the end of the most recently completed fiscal year; or
•	our and our other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds ten percent of such income of ours and our Subsidiaries consolidated for the most recently completed fiscal year.

“Specified Indebtedness” means each of (i) our Senior Credit Facility and (ii) any other indebtedness for borrowed money of L Brands or any of its Domestic Subsidiaries in excess of $100 million.

“Subsidiary” means a corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.

“Treasury Rate” means, as obtained by us, with respect to any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 15, 2024; provided, however, that if the period from such redemption date to June 15, 2024 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Voting Stock” means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of a corporation; provided that, for the purpose of such definition, capital stock which carries only the right to vote conditioned on the occurrence of an event shall not be considered Voting Stock whether or not such event shall have occurred.

BOOK-ENTRY, DELIVERY AND FORM

The Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the “Global Notes”). The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York (“DTC”), and registered in the name of a nominee of DTC in the form of a global certificate.

The Global Notes

DTC has advised us that pursuant to procedures established by it (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the indenture governing the Notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the Notes.

Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of the Company, the trustee or any paying agent under the indenture governing the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

DTC has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the Notes.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes, including the presentation of Notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the Notes, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the Notes sold outside of the United States and cross-market transfers of the Notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When Notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or

Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive Notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the Notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending Notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer Notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these Notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Certificated Securities

A Global Note is exchangeable for certificated securities if:

•	DTC (i) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (ii) has ceased to be a Clearing Agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 120 days; or
•	we, at our option, notify the trustee in writing that we elect to cause the issuance of the Notes in certificated form.

In addition, beneficial interests in a Global Note may be exchanged for certificated securities upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture governing the Notes. In all cases, certificated securities delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax consequences of ownership and disposition of the Notes. This discussion applies only to Notes that are:

•	purchased by initial U.S. Holders or Non-U.S. Holders (each as defined below, collectively “Holders”) at the “issue price,” which will equal the first price at which a substantial amount of the Notes is sold for money to investors (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and
•	held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to Holders subject to special rules, such as:

•	banks or other financial institutions;
•	insurance companies;
•	dealers in securities;
•	persons holding Notes as part of a hedge, “straddle” or integrated transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes (or investors in such entities);
•	U.S. expatriates;
•	tax-exempt entities;
•	persons subject to the alternative minimum tax;
•	persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the Notes to their financial statements under Section 451 of the Code; or
•	persons that purchase Notes in this offering and that sell their Tender Offer Notes in the Tender Offers.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding Notes and partners in such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of owning and disposing of the Notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, changes to any of which may affect the tax consequences described herein (possibly with retroactive effect).

This summary addresses only U.S. federal income tax consequences. Persons considering the purchase of Notes are urged to consult their tax advisors with regard to the application of the U.S. federal income or other federal tax laws (including estate and gift tax laws and the Medicare tax on investment income) to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Potential contingent payment debt treatment

Our obligation to pay additional amounts on the Notes in excess of the accrued interest and principal (for example, in connection with a Change of Control Triggering Event) may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under these Treasury Regulations, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, based on all the facts and circumstances as of the issue date, such contingencies (in the aggregate) are considered remote or incidental or if it is significantly more likely than not that none of such contingencies will occur. We intend to take the position that the Notes should not be treated as contingent payment debt instruments and this discussion generally assumes that the regulations relating to “contingent payment debt instruments” are not applicable. However, we can give you no assurance that our position would be sustained if challenged by the Internal

Revenue Service (the “IRS”). A successful challenge of this position by the IRS could affect the timing and amount of a Holder’s income and could cause the gain from the sale or other disposition of a Note to be treated as ordinary income rather than capital gain. Our position regarding the applicability of the regulations relating to “contingent payment debt instruments” is binding on a Holder unless the Holder discloses in a proper manner to the IRS that it is taking a different position. Holders are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the Notes.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of stated interest

Stated interest paid on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, exchange or retirement of the Notes

Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than any amount attributable to accrued but unpaid stated interest, which will be treated as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to the U.S. Holder.

Gain or loss realized on the sale, exchange or retirement of a Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the Note has been held for more than one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses may be subject to limitations.

Backup withholding and information reporting

Information returns may be filed with the IRS in connection with payments on the Notes and the proceeds from a sale or other disposition (including a retirement) of the Notes. A U.S. Holder may be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

Tax Consequences to Non-U.S. Holders

Except as provided below, as used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder and that is not treated as partnership for U.S. federal income tax purposes.

The term “Non-U.S. Holder” does not include a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of disposition of a Note. Such holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the disposition of a Note.

Subject to the discussion below concerning “FATCA,” backup withholding and effectively connected income:

•	Payments of interest on the Notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that the beneficial owner:
•	does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and
•	certifies on a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute form or successor form), under penalties of perjury, that it is not a United States person.
•	Payments of interest that do not meet the foregoing exception will be subject to a U.S. federal withholding tax of 30% (or lower applicable treaty rate).
•	A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax with respect to gain realized on the disposition of a Note.

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest and/or gain on the Note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or suitable substitute form or successor form) in order to claim an exemption from the withholding tax discussed in the preceding paragraph. In addition, a Non-U.S. Holder that is a corporation generally will be subject to a branch profits tax at a rate of 30% on its effectively-connected earnings and profits (subject to certain adjustments). Non-U.S. Holders are urged to consult their tax advisors regarding whether an applicable income tax treaty provides for a different result and regarding other U.S. federal income tax consequences of the ownership and disposition of the Notes.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the Notes. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a disposition (including a retirement) of the Notes and the Non-U.S. Holder may be subject to backup withholding with respect to payments on the Notes or on the proceeds from a disposition of the Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding, as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

FATCA

Provisions commonly referred to as “FATCA” impose a withholding tax of 30% on payments of interest on the Notes made to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail a significant administrative burden). Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in the Notes.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the Notes described in this prospectus supplement through the underwriters. Citigroup Global Markets Inc. is the representative of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of Notes listed next to its name in the following table:

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$53,000,000
BofA Securities, Inc.	$53,000,000
HSBC Securities (USA) Inc.	$53,000,000
J.P. Morgan Securities LLC	$53,000,000
Wells Fargo Securities, LLC	$53,000,000
Barclays Capital Inc.	$32,000,000
ICBC Standard Bank Plc	$32,000,000
KeyBanc Capital Markets Inc.	$32,000,000
Mizuho Securities USA LLC	$32,000,000
U.S. Bancorp Investments, Inc.	$32,000,000
The Huntington Investment Company	$18,750,000
PNC Capital Markets LLC	$18,750,000
Scotia Capital (USA) Inc.	$18,750,000
TD Securities (USA) LLC	$18,750,000
Total	$500,000,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the Notes if they buy any of them. The underwriters will sell the Notes to the public when and if the underwriters buy the Notes from us. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price set forth on the cover of this prospectus supplement. After the public offering of the Notes, the public offering price and other selling terms may be changed. The underwriters may offer and sell the Notes through certain of their affiliates.

In the underwriting agreement, we have agreed that we will not offer or sell any of our debt securities (other than the Notes) for a period of 60 days after settlement without the prior consent of Citigroup Global Markets Inc.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.250 million.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes):

Paid by Us
Per Note	0.750%

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system and a trading market for the Notes may not develop. The underwriters may make a market in the Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. Any such market-making will be subject to the limitations imposed by the Securities Act and the Exchange Act. If an active public market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with the offering of the Notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.

Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the Notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, including securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates have provided and may in the future provide financial advisory, investment banking and commercial and private banking services in the ordinary course of business to us, for which they receive customary fees and expense reimbursement. In particular, Citigroup Global Markets Inc. is acting as the lead dealer manager, and BofA Securities, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as dealer managers, in connection with the Tender Offers and certain of the underwriters or their affiliates are lenders under, and serve as agents or in other roles with respect to, one or more of our credit facilities. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the indenture that will govern the Notes. Furthermore, certain of the underwriters and their affiliates may act as our agent or counterparty in one or more stock repurchases effected by us under our existing stock repurchase programs, pursuant to which we may repurchase our common stock through open market repurchases, privately negotiated transactions, accelerated share repurchase transactions and/or other transactions. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the securities constituting part of its allotment solely outside the United States.

Conflicts of Interest

We intend to use the proceeds of this offering, after deducting underwriting discounts and commission and estimated offering expenses, together with approximately $315 million of cash on hand, to fund the purchase price for Tender Offer Notes accepted for purchase in the Tender Offers (without taking into account additional funds necessary to pay accrued and unpaid interest on such Tender Offer Notes as of the applicable settlement date). Certain of the underwriters or their respective affiliates are holders of the Tender Offer Notes and may receive a portion of the net proceeds of this offering if those Tender Offer Notes are tendered and accepted for purchase in the Tender Offers. In particular, affiliates of Wells Fargo Securities, LLC, one of the underwriters, may, depending on the principal amount of Tender Offer Notes that are tendered by such affiliates and other holders of Tender Offer Notes and accepted for purchase, receive 5% or more of the net proceeds of this offering, excluding underwriting compensation, and, accordingly, would be deemed to have a “conflict of interest” under Rule 5121 of FINRA. As such, this offering will be conducted in accordance with FINRA Rule 5121, which requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(A), the appointment of a “qualified independent underwriter” is not necessary in connection with this offering because Citigroup Global Markets Inc., the FINRA member primarily responsible for managing the offering, does not have a conflict of interest, is not an affiliate of any member that does have a conflict of interest, and meets the requirement of FINRA Rule 5121(f)(12)(E). In accordance with FINRA Rule 5121(c), no sales of the Notes will be made to any discretionary account over which any underwriter with a conflict of interest exercises discretion without the prior specific written approval of the account holder.

We expect that delivery of the Notes will be made against payment therefor on or about June 20, 2019, which will be the eleventh business day following the date of pricing of the Notes (such settlement cycle being herein referred to as “T+11”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next eight succeeding business days will be required, by virtue of the fact that the Notes initially will settle T+11, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during the period described above should consult their own advisors.

Notice to Prospective Investors

Each purchaser of the Notes that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Code or (3) an entity deemed to hold “plan assets” of any such employee benefit plan, plan or account, by acceptance of a note, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the Notes and that such fiduciary:

a)	is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control as specified in 29 CFR Section 2510.3-21(c)(1)(i) (excluding an IRA owner or a relative of an IRA owner if the purchaser is an IRA);
b)	is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of the Company, each underwriter and their respective affiliates (the “Transaction Parties”);
c)	is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties hereunder;
d)	has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby;
e)	is a “fiduciary” under Section 3(21)(A) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the purchaser’s transactions with the Transaction Parties contemplated hereby; and
f)	understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus supplement; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby.

PRIIPS Regulation/Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”).

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus is not as prospectus for purposes of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters with respect to the legality of the Notes offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements of L Brands, Inc. appearing in L Brands, Inc.’s Annual Report (Form 10-K) for the year ended February 2, 2019, and the effectiveness of L Brands, Inc.’s internal control over financial reporting as of February 2, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of L Brands, Inc. and subsidiaries for the thirteen-week periods ended May 4, 2019 and May 5, 2018, all of which are incorporated by reference into this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated June 4, 2019 and June 7, 2018 respectively, included in L Brands, Inc. Quarterly Reports on Form 10-Q for the periods then ended, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

L BRANDS, INC.

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

This prospectus relates to common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units that we may sell from time to time in one or more offerings. The debt securities may be guaranteed by one or more subsidiaries identified in this prospectus on terms to be determined at the time of an offering. This prospectus will allow us to issue securities over time.

We will provide a prospectus supplement each time we issue securities, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “LB.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in our securities involves risk. See “Risk Factors” beginning on page 5 of this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.

The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 29, 2019

In this prospectus the terms “L Brands,” “we,” “us,” “our” and the “Company” refer to L Brands, Inc.

We have not authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provided no assurance as to the reliability or, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC. Such reports and other information filed by us may be inspected and copied at the SEC’s public reference room at 100 F Street NE, Washington, D.C. 20549. For further information about the public reference room, call 1-800-SEC-0330. The SEC also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, and such website is located at http://www.sec.gov.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

L Brands, Inc.
Investor Relations Department
Three Limited Parkway
Columbus, Ohio 43230

INCORPORATION OF DOCUMENTS BY REFERENCE

This document incorporates by reference the documents set forth below. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) on or after the date of this prospectus:

•	Annual Report on Form 10-K for the year ended February 3, 2018;
•	Quarterly Reports on Form 10-Q for the quarterly periods ended May 5, 2018, August 4, 2018 and November 3, 2018;
•	Current Reports on Form 8-K filed on May 17, 2018, June 1, 2018, June 14, 2018, August 23, 2018 (with respect to Item 9.01 only), September 17, 2018, November 19, 2018, (with respect to Items 8.01 and 9.01 only), December 17, 2018, January 10, 2019 (with respect to Item 2.05 only) and as furnished on May 11, 2018 (with respect to Items 2.02 and 7.01 only), May 23, 2018 (with respect to Items 2.02 and 7.01 only), August 10, 2018 (with respect to Items 2.02 and 7.01 only), August 23, 2018 (with respect to Items 2.02 and 7.01 only), November 9, 2018 (with respect to Items 2.02 and 7.01 only), November 19, 2018 (with respect to Items 2.02 and 7.01 only), January 10, 2019 (with respect to Items 2.02 and 7.01 only); and
•	Definitive Proxy Statement on Form 14A filed on April 5, 2018.

FORWARD-LOOKING STATEMENTS

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this prospectus or made by our company or our management involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this prospectus or otherwise made by our company or our management:

•	general economic conditions, consumer confidence, consumer spending patterns and market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;
•	the seasonality of our business;
•	the dependence on mall traffic and the availability of suitable store locations on appropriate terms;
•	our ability to grow through new store openings and existing store remodels and expansions;
•	our ability to successfully expand internationally and related risks;
•	our independent franchise, license and wholesale partners;
•	our direct channel businesses;
•	our ability to protect our reputation and our brand images;
•	our ability to attract customers with marketing, advertising and promotional programs;
•	our ability to protect our trade names, trademarks and patents;
•	the highly competitive nature of the retail industry and the segments in which we operate;
•	consumer acceptance of our products and our ability to manage the life cycle of our brands, keep up with fashion trends, develop new merchandise and launch new product lines successfully;
•	our ability to source, distribute and sell goods and materials on a global basis, including risks related to:
•	political instability, significant health hazards, environmental hazards or natural disasters;
•	duties, taxes and other charges;
•	legal and regulatory matters;
•	volatility in currency exchange rates;
•	local business practices and political issues;
•	potential delays or disruptions in shipping and transportation and related pricing impacts;
•	disruption due to labor disputes; and
•	changing expectations regarding product safety due to new legislation;
•	our geographic concentration of vendor and distribution facilities in central Ohio;
•	fluctuations in foreign currency exchange rates;
•	stock price volatility;
•	our ability to pay dividends and related effects;
•	our ability to maintain our credit rating;

•	our ability to service or refinance our debt;
•	our ability to retain key personnel;
•	our ability to attract, develop and retain qualified associates and manage labor-related costs;
•	the ability of our vendors to deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;
•	fluctuations in product input costs;
•	our ability to adequately protect our assets from loss and theft;
•	fluctuations in energy costs;
•	increases in the costs of mailing, paper and printing;
•	claims arising from our self-insurance;
•	our ability to implement and maintain information technology systems and to protect associated data;
•	our ability to maintain the security of customer, associate, third-party or company information;
•	our ability to comply with regulatory requirements;
•	legal and compliance matters; and
•	tax, trade and other regulatory matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this prospectus to reflect circumstances existing after the date of this prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

L BRANDS, INC.

L Brands, Inc., through Victoria’s Secret, PINK and Bath & Body Works, is an international company. We operate company-owned specialty stores in the United States, Canada, the United Kingdom, Ireland and Greater China (China and Hong Kong), and our brands are sold in franchised locations worldwide. Our products are also available online at www.VictoriasSecret.com and www.BathandBodyWorks.com.

L Brands, Inc. was re-incorporated as The Limited, Inc. under the laws of Delaware in 1982 and changed its name to L Brands, Inc. in March 2013. Our principal executive offices are located at Three Limited Parkway, Columbus, Ohio 43230. Our Investor Relations telephone number is 614-415-6400, option #1. Internet users can obtain information about L Brands at www.lb.com. However, the information on our website, the Victoria’s Secret website and the Bath & Body Works website is not a part of this prospectus.

THE GUARANTORS

L Brands, Inc. is a holding company and its most significant assets are the stock of its subsidiaries. The guarantors of the debt securities offered hereunder may include the following companies, each of which is a direct or indirect subsidiary of L Brands, Inc.:

•	Bath & Body Works Brand Management, Inc.
•	Bath & Body Works Direct, Inc.
•	Bath & Body Works, LLC
•	beautyAvenues, LLC
•	Intimate Brands, Inc.
•	Intimate Brands Holding, LLC
•	L Brands Direct Fulfillment, Inc.
•	L Brands Service Company, LLC

•	L Brands Store Design & Construction, Inc.
•	La Senza, Inc.
•	Mast Industries, Inc.
•	Victoria’s Secret Direct Brand Management, LLC
•	Victoria’s Secret Stores Brand Management, Inc.
•	Victoria’s Secret Stores, LLC

RISK FACTORS

Investing in our securities may involve risks. You should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or appearing or incorporated by reference into this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” beginning of page 6 of our Annual Report on Form 10-K filed for the year ended February 3, 2018, which is incorporated by reference into this prospectus, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement.

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered hereunder for general corporate purposes, which could include capital expenditures, dividends and share repurchases.

DESCRIPTION OF CAPITAL STOCK

The following description of the terms of our capital stock is not meant to be complete and is qualified by reference to our restated certificate of incorporation (“certificate of incorporation”) and our amended and restated bylaws (“bylaws”), copies of which have been filed with the SEC and are incorporated herein by reference, and applicable provisions of law. See “Where You Can Find More Information.”

Authorized Capital Stock

Under our certificate of incorporation, our authorized capital stock consists of 1,000,000,000 shares of common stock with $0.50 par value and 10,000,000 shares of preferred stock with $1.00 par value. Neither class of capital stock has preemptive or preferential rights of subscription for any shares of our common stock or other securities.

On January 5, 2019, there were approximately 275 million outstanding shares of our common stock and no outstanding shares of our preferred stock. On January 5, 2019, there were employee stock options and restricted stock awards outstanding to issue approximately 13 million shares of our common stock.

Common Stock

The outstanding shares of common stock are, and any shares of common stock issued will be, duly authorized, validly issued, fully paid and nonassessable. There are no restrictions on the alienability of shares of our common stock, and there are no sinking fund provisions for the redemption or purchase of shares of our common stock. The rights of holders of shares of our common stock may be modified by the rights of holders of preferred stock, amendments to our certificate of incorporation and Delaware corporate law.

Our common stock is listed on the New York Stock Exchange under the symbol “LB.”

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights.

Dividend Rights

Subject to the rights of any shares of preferred stock which may at the time be outstanding, holders of common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor.

Rights upon Liquidation or Dissolution

In the event of liquidation or dissolution, each share of common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of our common stock have no preferential, preemptive, conversion or redemption rights.

Preferred Stock

Serial Preferred Stock

Under our certificate of incorporation, without further stockholder action, our Board of Directors is authorized to provide for the issuance of up to 10,000,000 shares of preferred stock without any further approval from our shareholders. Preferred stock may be issued in one or more series, with such designations of titles, number of shares to comprise each series, dividend rates, any redemption provisions, special or relative rights in the event of liquidation, dissolution, distribution or winding-up of L Brands, Inc., any sinking fund provisions, any conversion provisions, any voting rights and any other preferences, privileges, powers, rights, qualifications, limitations and restrictions as shall be set forth as and when established by our Board of Directors.

The shares of any series of serial preferred stock will be, when issued, fully paid and nonassessable and the holders will have no preemptive rights in connection with the preferred stock.

Blank Check Preferred Stock

Under our certificate of incorporation, our Board of Directors has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, our Board of Directors could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan having the effect of, discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of L Brands, Inc. by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of L Brands, Inc. without any further action by our stockholders. We have no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

Certain Anti-Takeover Effects

Classified Board

Our certificate of incorporation provides that our Board of Directors are divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors are elected each year. The holders of preferred stock may be granted the right to elect a specified number of directors without any vote of the holders of shares of our common stock. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board of Directors. Our certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the board but must consist of not less than six or more than fifteen directors.

Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Any such nomination, if not made by the Board of Directors, must be made by notice in writing to our Secretary and must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of our stock that are beneficially owned by each such nominee. Such notice must be delivered or mailed by first class U.S. mail, postage prepaid, not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors unless less than 21 days’ notice of the meeting is given to shareholders, in which case the notice must be so delivered or mailed not later than the seventh day following the day on which notice of the meeting was mailed to shareholders.

Removal of Directors

Under the Delaware General Corporation Law (the “DGCL”), unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause and only by the holders of a majority of the shares entitled to vote thereon, unless the certificate of incorporation provides otherwise. Subject to certain exceptions with respect to directors who may, in certain circumstances, be elected by holders of shares of preferred stock, voting as a class, our certificate of incorporation and bylaws provide that directors may be removed only (i) for cause, (ii) at an annual meeting or special meeting of shareholders called for that purpose and upon the affirmative vote of the holders of at least 75% of the votes of the outstanding shares of our common stock entitled to be cast in the election of directors. In addition, our certificate of incorporation provides that any vacancies on our Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors, even if the number of directors voting would not constitute a quorum.

Supermajority Provisions

The DGCL provides that a certificate of incorporation may be amended by a majority of shares entitled to vote thereon, unless the certificate of incorporation otherwise provides or the amendment relates to a provision requiring a greater vote. generally that the affirmative vote of the holders of a majority of the outstanding shares of a company’s common stock entitled to vote is required to amend a company’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions in the certificate of incorporation may be amended only by a vote of 75% or more of the votes of the outstanding shares of our common stock entitled to vote thereon:

•	amendment of bylaws by shareholders;
•	classified board;
•	the requirement that shareholder action be taken at annual or special meetings;
•	the requirement for a 75% vote in certain mergers and other corporate reorganizations and dissolution;
•	certain matters to be considered by the Board of Directors in evaluating certain offers by third parties; and
•	restrictions on removal of directors.

Our certificate of incorporation grants our Board of Directors the authority to amend our bylaws without a stockholder vote in any manner that is consistent with the laws of the State of Delaware and our certificate of incorporation.

Certain Business Combinations and Transactions

Our certificate of incorporation provides that the affirmative vote of 75% or more of the outstanding shares of our common stock entitled to vote thereon is required for the approval of any proposal of certain business transactions with related corporations. A “related corporation” is any corporation that, along with its affiliates, singly or in the aggregate, directly or indirectly the beneficial owners of more than 5% of the outstanding shares of any class of stock entitled to vote in the election of directors (the “Voting Shares”).

This provision does not apply to a reorganization approved by the Board of Directors prior to acquisition of the beneficial ownership of 5% of the outstanding shares by the other corporation or its affiliates, nor would it apply to a reorganization with one of our subsidiaries having substantially identical charter provisions or a reorganization with a party (or an affiliate of a party) who is a 10% beneficial owner at the time of the merger.

Our certificate of incorporation provides that certain business combinations with any entity that beneficially owns 20% or more of the Voting Shares (an “Interested Person”) will require for its approval the affirmative vote of 75% or more of the Voting Shares held by stockholders other than the Interested Person.

This provision does not apply if two-thirds of the disinterested directors approved either the business combination or the acquisition of the Voting Shares which caused the Interested Person to own 20% or more of the Voting Shares. This provision also does not apply to any business combination where two-thirds of the disinterested directors determine the consideration per share to be received by holders of the Voting Shares in connection with the business combination to be not less than the highest price per share paid by the Interested Person in acquiring the Voting Shares.

Delaware Business Combination Statute

Section 203 of the DGCL is applicable to us and restricts certain transactions and “business combinations” between a corporation and a 15% stockholder for a period of three years after the date of the transaction in which the stockholder acquires 15% or more of the company’s outstanding stock unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Registrar and Transfer Agent

A register of holders of our shares of common stock is maintained by American Stock Transfer, who serves as registrar and transfer agent.

DESCRIPTION OF DEPOSITARY SHARES

The following description, together with the additional information that we include in any applicable prospectus supplements, summarizes the material terms and provisions of a depositary agreement and the related depositary receipts that we may offer under this prospectus. While the terms we have summarized below will apply generally to any depositary agreement and the related depositary receipts that we may offer under this prospectus, we will describe the particular terms of any depositary agreement and the related depositary receipts in more detail in the applicable prospectus supplement. The terms of any depositary agreement and the related depositary receipts offered under a prospectus supplement may differ from the terms described below.

We may, at our option, elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a depositary agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the depositary agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering.

We will describe the material terms of the depositary agreement, the depositary shares and the depositary receipts in a prospectus supplement relating to the depositary shares. You should also refer to the forms of the depositary agreement and related depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

The following description, together with the additional information that we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities and any related guarantees that we may offer under this prospectus. While the terms we have summarized below will apply generally to any debt securities and related guarantees that we may offer under this prospectus, we will describe the particular terms of any debt securities and related guarantees in more detail in the applicable prospectus supplement. The terms of any debt securities and related guarantees offered under a prospectus supplement may differ from the terms described below.

We will issue senior debt securities under an indenture entered into between us and U.S. Bank National Association, as trustee (the “Senior Debt Indenture”). We will issue subordinated debt securities under an indenture to be entered into between us and U.S. Bank National Association, as trustee (the “Subordinated Debt Indenture”). Copies of each indenture are filed as exhibits to the registration statement to which this prospectus relates. The following summary of the indentures does not purpose to be complete and is subject to, and qualified in its entirety by reference to, the indentures. Numerical references in parentheses below are to sections in the indentures. Wherever we refer to particular sections of, or defined terms in, the indentures, we intend that these sections or defined terms shall be incorporated herein by reference.

General

The debt securities will be unsecured general obligations of L Brands, Inc. and will constitute either senior or subordinated debt of L Brands, Inc. If so provided in a prospectus supplement or term sheet, the debt securities will have the benefit of the guarantees from the guarantors named therein. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in the guarantees.

As a holding company, our principal source of funds is dividends and advances from subsidiaries. Our rights and the rights of our creditors, including the holders of debt securities, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization would be subject to the prior claims of such subsidiary’s creditors, except to the extent that L Brands, Inc. may itself be a creditor with allowable claims against the subsidiary.

Each indenture provides that debt securities may be issued from time to time in one or more series. We may authorize the issuance and provide for the terms of a series of debt securities pursuant to a supplemental indenture, officers’ certificate or resolution of our Board of Directors, any duly authorized committee of the Board of Directors or any committee of officers or other representatives of L Brands, Inc. duly authorized by the Board of Directors for this purpose.

Each indenture provides L Brands, Inc. with the ability to “reopen” a previous issue of a series of debt securities and to issue additional debt securities of such series. The indentures do not limit or otherwise restrict the amount of indebtedness which may be issued in accordance with it or that may otherwise be issued by us or any of our subsidiaries. (Sections 301 and 1301)

The indentures do not contain any covenants or provisions that would afford holders of debt securities protection in the event of a highly-leveraged transaction, reorganization, restructuring or similar transaction.

You should refer to the prospectus supplement relating to a particular series of debt securities for the terms of those debt securities, including, where applicable:

•	classification as senior or subordinated debt securities;
•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;
•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;
•	the designation, aggregate principal amount and denominations of the debt securities;

•	the price (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued;
•	the date or dates of maturity;
•	the currency or currencies in which the relevant debt securities are being sold and in which the principal of, premium if any, or interest on these debt securities will be payable and, if the holders of any of these debt securities may elect the currency in which payments according to such debt securities are to be made, the manner of the election;
•	the annual rate or rates (which may be fixed, variable or zero) at which the relevant debt securities will bear interest;
•	the date from which the interest on the relevant debt securities will accrue, the dates on which this interest will be payable and the date on which payment of this interest will commence;
•	provisions relating to the deferral of interest payments or extension of interest payments on the subordinated debt securities, including the duration of any such deferral or extension period and the maximum period during which interest payments may be deferred or extended and any provisions relating to the obligations of the Company or limitations on claims of holders with respect to deferred interest;
•	if the amount of payments of principal and premium, if any, or any interest may be determined with reference to an index based on a currency or currencies other than that in which the debt securities are stated to be payable, the manner in which these amounts shall be determined;
•	if the amount of payments of principal and premium, if any, or any interest may be determined with reference to an index based on the prices of securities or commodities, with reference to changes in the prices of particular securities or commodities or otherwise by application of a formula, the manner in which this amount shall be determined;
•	the dates on which and the price or prices at which the relevant debt securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or required repayment provisions, be redeemed or repaid and the other terms and provisions of any optional redemption or required repayment;
•	whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;
•	whether the subordinated debt securities will be convertible or exchangeable into shares of common stock or preferred stock, or any of our other capital stock, or any capital stock of any other issuer, cash, or any other property, or any combination of the foregoing, the terms on which such subordinated debt securities are convertible and any requirements relating to the reservation of such shares of common stock or preferred stock for purposes of conversion;
•	any listing of debt securities on any securities exchange;
•	whether and the extent that debt securities shall be guaranteed by the guarantors, the ranking of any such guarantee, the terms of such subordination, if applicable, of any such guarantee and the form of any such guarantee;
•	the terms of any debt warrants offered together with the relevant debt securities; and
•	any other specific terms of or matters relating to the relevant debt securities.

The debt securities will be issuable only in fully registered form without coupons or in the form of one or more global securities, as described below under “Global Securities.” Unless the prospectus supplement specifies otherwise, debt securities denominated in U.S. dollars will be issued only in denominations of U.S. $1,000 and any integral multiple of this amount. The prospectus supplement relating to debt securities denominated in a foreign or composite currency will specify the authorized denominations. (Sections 301 and 302)

Holders of debt securities (other than global securities) may present them for transfer (with the form of transfer endorsed thereon duly executed) or exchange for other debt securities of the same series at the office of any transfer agent or such other agency as may be designated by L Brands, Inc. without service charge and upon payment of any taxes and other governmental charges as described in the indenture. (Section 305)

Global Securities

The debt securities of a series may be issued in the form of one or more fully registered global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series represented by such global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred except as a whole by a depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. (Section 303) The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

Limitations on Liens under the Senior Debt Indenture

We have agreed under the Senior Debt Indenture that we will not, and will not permit any subsidiary (as defined below) to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on or security interest in any shares of voting stock (as defined below) of any significant subsidiary (as defined below), whether such voting stock is now owned or is hereafter acquired, without providing that each series of senior debt securities issued under such indenture (together with, if we shall so determine, any other indebtedness or obligations of L Brands, Inc. or any subsidiary ranking equally with such senior debt securities and then existing or thereafter created) shall be secured equally and ratably with such indebtedness. The foregoing limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of voting stock of any corporation at the time it becomes a significant subsidiary. (Section 504)

The term “subsidiary” means any corporation of which securities entitled to elect at least a majority of the corporation’s directors shall at the time be owned, directly or indirectly, by us or one or more other subsidiaries, or by us and one or more other subsidiaries. (Section 101)

The term “significant subsidiary” means a subsidiary (treated for purposes of this definition on a consolidated basis together with its subsidiaries) which meets any of the following conditions:

•	our and our other subsidiaries’ investments in, and advances to, the subsidiary exceed 10% of the consolidated total assets as of the end of the most recently completed fiscal year;
•	our and our other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds 10% of the consolidated total assets as of the end of the most recently completed fiscal year; or
•	our and our other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the subsidiary exceeds 10% of such consolidated income for the most recently completed fiscal year. (Section 504)

The term “voting stock” means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation; provided that capital stock that carries only a conditional right to vote upon the occurrence of an event shall not be considered voting stock, whether or not such event shall have occurred. (Section 504)

Limitations on Consolidations, Mergers and Sales of Assets

We have agreed under each indenture not to consolidate with or merge into another corporation, or sell other than for cash or lease all or substantially all our assets to another corporation, unless:

•	either L Brands, Inc. is the continuing corporation or the successor corporation (if other than L Brands, Inc.) expressly assumes the obligations of the debt securities (in which case, except in the case of such a lease, we will be discharged from such obligations); and

•	immediately after the merger, consolidation, sale or lease, we or the successor corporation (if other than us) would not be in default in the performance of any covenant or condition of the applicable indenture. (Sections 505 and 1401 of the Senior Debt Indenture and Section 801 of the Subordinated Debt Indenture).

Subordinated Debt

With respect to the subordinated debt securities, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness (as defined below). Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due will be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the subordinated debt securities (other than in permitted junior securities), or for the acquisition of any of the subordinated debt securities for cash, property or otherwise.

If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, premium, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character will be made by or on behalf of us or any other person on our or their behalf with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities (other than in permitted junior securities) or to acquire any of the subordinated debt securities for cash, property or otherwise.

If any other event of default occurs and is continuing with respect to any designated senior indebtedness, as such event of default is defined in the instrument creating or evidencing such designated senior indebtedness, permitting the holders of such designated senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of designated senior indebtedness gives written notice of the event of default to the trustee, then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of designated senior indebtedness terminating the blockage period (as defined below), during the period commencing on the date of receipt of such default notice by the trustee and ending 179 days thereafter, neither we nor any other person on our behalf will:

•	make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities (other than in permitted junior securities); or
•	acquire any of the subordinated debt securities for cash, property or otherwise.

Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the subordinated debt securities was due and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the designated senior indebtedness will be, or be made, the basis for commencement of a second blockage period by the representative of such designated senior indebtedness whether or not within a period of 360 consecutive days unless such event of default will have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing will constitute a new event of default for this purpose).

As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.

“Senior indebtedness” means:

(1)	the principal, including redemption payments, premium, if any, interest and other payment obligations in respect of (a) our indebtedness for money borrowed, (b) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party and (c) guarantees of any of the foregoing;
(2)	all of our capital lease obligations;
(3)	all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;
(4)	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;
(5)	all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;
(6)	all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of our property or assets, whether or not such obligation is assumed by us; and
(7)	any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (6) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable indenture or thereafter incurred, except, in each case, for the subordinated debt securities and (i) any such other securities to be issued by us in the future that contain express terms, or are issued under a deed, indenture or other instrument, which contains express terms, providing that such securities are subordinate to or rank equal with the subordinated debt securities, (ii) trade accounts payable or accrued liabilities arising in the ordinary course of business and (iii) indebtedness owed by us to our subsidiaries, which also will rank equally in right of payment and upon liquidation to the subordinated debt securities.

Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee for any of the holders.

“Permitted junior securities” means:

•	our capital stock; or
•	debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to all senior indebtedness and any debt securities issued in exchange for senior indebtedness that are subordinated to substantially the same extent as, or to a greater extent than, the subordinated debt securities are subordinated to the senior indebtedness under the indenture.

“Designated senior indebtedness” means any senior indebtedness the principal amount of which is at least $20.0 million or more at the time we designate such senior indebtedness as designated senior indebtedness in a writing delivered to the trustee.

Subsidiary Guarantees

Each prospectus supplement or term sheet will describe any guarantees of debt securities for the benefit of the series of debt securities to which it relates.

If so provided in a prospectus supplement or term sheet, the debt securities issued under the Senior Debt Indenture will be guaranteed (each such guarantee being referred to as a “Senior Subsidiary Guarantee”), on a joint and several senior unsecured basis. If so provided in a prospectus supplement or term sheet, the debt securities issued under the Subordinated Debt Indenture will be guaranteed (each such guarantee being referred to as a “Subordinated Subsidiary Guarantee,” and together with the Senior Subsidiary Guarantee, the

“Subsidiary Guarantee”), on a joint and several subordinated unsecured basis. As of the date of this prospectus, the guarantors consist of the following subsidiaries: Bath & Body Works Brand Management, Inc.; Bath & Body Works Direct, Inc.; Bath & Body Works, LLC; beautyAvenues, LLC; Intimate Brands, Inc.; Intimate Brands Holding, LLC; L Brands Direct Fulfillment, Inc.; L Brands Service Company, LLC; L Brands Store Design & Construction, Inc.; La Senza, Inc.; Mast Industries, Inc.; Victoria’s Secret Direct Brand Management, LLC; Victoria’s Secret Stores Brand Management, Inc. and Victoria’s Secret Stores, LLC. The obligations of a guarantor under its Subsidiary Guarantee will be limited to the extent necessary to prevent the obligations of such guarantor under its Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Modification of the Indentures

Each indenture contains provisions permitting us and the trustee, without the consent of the holders of debt securities, to establish, among other things, the form and terms of any series of debt securities issuable under each indenture by one or more supplemental indentures and, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities at the time outstanding of each series which are affected thereby, to modify each indenture or any supplemental indenture or the rights of the holders of the debt securities of such series to be affected, provided that no such modification will:

•	extend the fixed maturity of any debt securities, reduce the rate or extend the time of payment of interest thereon (except for any deferral of interest permitted pursuant to Section 3.01), reduce the principal amount thereof or the premium, if any, thereon, reduce the amount of the principal of original issue discount securities payable on any date, change the coin or currency in which principal of or any premium or interest on any debt securities is payable or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each debt security so affected;
•	reduce the aforesaid percentage of debt securities of any series, the consent of the holders of which is required for any such modification or for the waiver of past default in the case of subordinated debt securities, without the consent of the holders of all debt securities of such series then outstanding;
•	with respect to the subordinated debt securities, modify any provision of Section 606, 1302 or Section 506 of the Subordinated Debt Indenture; or
•	modify without the written consent of the trustee the rights, duties or immunities of the trustee. (Sections 1301 and 1302)

Defaults

The Senior Debt Indenture provides that events of default with respect to any series of debt securities will be:

•	default for 30 days in payment of interest upon any debt security of such series;
•	default in payment of principal (other than a sinking fund installment) or premium, if any, on any debt security of such series;
•	default for 30 days in payment of any sinking fund installment when due by the terms of the debt securities of such series;
•	default, for 90 days after notice, in the performance of any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series); and
•	certain events of bankruptcy or insolvency. (Section 601)

The Subordinated Debt Indenture provides that the failure to pay deferred interest on any subordinated debt securities for a period of 30 days after the conclusion of any permitted deferral period constitutes an event of default. (Section 601)

Additional events of default may be applicable to a series of debt securities if so provided in the supplemental indenture or board resolution applicable to such series. The prospectus supplement will describe any such additional events of default. If an event of default with respect to debt securities of any series should occur and be continuing, either the trustee or the holders of 25% in aggregate principal amount of the debt securities of such series then outstanding may declare each debt security of that series due and payable. (Section 602) We will be required to file annually with the trustee a statement of an officer as to the fulfillment of our obligations under the indenture during the preceding year. (Section 506 of the Senior Debt Indenture and Section 505 of the Subordinated Debt Indenture)

No event of default with respect to a single series of debt securities issued under each indenture (and under or pursuant to any supplemental indenture or board resolution) necessarily constitutes an event of default with respect to any other series of debt securities. (Section 602)

Satisfaction and Discharge of the Indentures

At our request, an indenture will be cancelled by the trustee and the guarantees will be discharged if all sums due to the trustee under such indenture have been paid in full and:

•	all debt securities previously issued under such indenture have been cancelled or delivered to the trustee for cancellation;
•	the principal of, and premium, if any, and the amounts due upon conversion or exchange of, if applicable, and interest on, all debt securities issued under such indenture then outstanding have been paid in full; or
•	funds have been deposited with the trustee at the maturity of the debt securities sufficient to pay in full the principal of, and premium, if any, and interest on all debt securities then outstanding. (Sections 1101 and 1102)

Defeasance

If so described in a prospectus supplement relating to debt securities of a specific series, we may discharge our indebtedness and obligations, together with the obligations of the guarantors, or terminate certain of our obligations under the relevant indenture with respect to the debt securities of such series by depositing funds or obligations issued or guaranteed by the United States with the trustee. (Sections 1103 and 1104)

Concerning the Trustee

U.S. Bank National Association will be the trustee under each indenture. We have and may from time to time in the future have banking relationships with the trustee in the ordinary course of business. Each indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Subject to the terms of each indenture, the holders of a majority in principal amount of the securities issued and outstanding under each indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee.

In case an event of default occurs, and is continuing under either indenture and is actually known to a responsible officer of the trustee, the trustee will exercise such of the rights and powers vested in it by the applicable indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under either indenture at the request of any of the holders of securities issued under such indenture (including the subordinated debt securities) unless they will have offered to the trustee security and indemnity satisfactory to it.

DESCRIPTION OF WARRANTS

The following description, together with the additional information that we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect to which this prospectus is being delivered:

•	the title and aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies in which the price of such warrants will be payable;
•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;
•	the price at which, and the currency or currencies in which, the securities or other rights purchasable upon exercise of such warrants may be purchased;
•	if applicable, the provisions for changes to or adjustments in the exercise price of such warrants;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material U.S. Federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

The following description, together with the additional information that we include in any applicable prospectus supplements, summarizes the material terms and provisions of the purchase contracts that we may offer under this prospectus. While the terms we have summarized below will apply generally to any purchase contracts that we may offer under this prospectus, we will describe the particular terms of any purchase contracts in more detail in the applicable prospectus supplement. The terms of any purchase contracts offered under a prospectus supplement may differ from the terms described below.

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;
•	currencies; or
•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either one or more of the indentures.

DESCRIPTION OF UNITS

The following description, together with the additional information that we include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, shares of preferred stock and shares of common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;
•	a description of the terms of any unit agreement governing the units; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities, separately or together in units, in several ways, including:

•	through underwriters or dealers;
•	through agents; or
•	directly to a limited number of purchasers or to a single purchaser.

The prospectus supplement with respect to a particular offering of securities will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities, the proceeds to L Brands, Inc. from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any underwriters, broker-dealers and agents that participate in the distribution of such securities may be deemed to be “underwriters” as defined in the Securities Act of 1933, as amended (the “Act”). Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the securities, may be deemed to be underwriting discounts and commissions under the Act. We anticipate that any underwriting agreement pertaining to any such securities will:

•	entitle the underwriters to indemnification by us against certain civil liabilities under the Act or to contribution with respect to payments which the underwriters may be required to make in respect of such liabilities;
•	provide that the obligations of the underwriters will be subject to certain conditions precedent; and
•	provide that the underwriters generally will be obligated to purchase all such securities if any are purchased.

Securities also may be offered directly by us or through agents designated by us from time to time. Any such agent will be named, and the terms of any such agency (including any commissions payable by us to any such agent) will be set forth, in the prospectus supplement relating to such securities. Unless otherwise indicated in such prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment. Agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Act) of the securities described in such prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities under the Act or to contribution with respect to payments which the agents may be required to make in respect of such liabilities.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. We may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligations and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus.

Underwriters and agents may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters, dealers or other agents of ours to solicit offers by certain specified entities to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. The obligations of any purchaser under any such contract will not be subject to any conditions except those described in such prospectus supplement. Such prospectus supplement will set forth the commissions payable for solicitations of such contracts.

Our common stock is listed on the New York Stock Exchange under the symbol “LB.”

Underwriters and agents may from time to time purchase and sell securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in or engage in stabilization activities for the securities.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Act, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL OPINIONS

Certain legal matters in connection with the securities to be offered by this prospectus will be passed upon for us by Davis Polk &Wardwell LLP, New York, New York. Any underwriters, dealers or agents will be advised by their own legal counsel concerning issues relating to any offering.

EXPERTS

The consolidated financial statements of L Brands, Inc. appearing in L Brands, Inc.’s Annual Report (Form 10-K) for the year ended February 3, 2018, and the effectiveness of L Brands, Inc.’s internal control over financial reporting as of February 3, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of L Brands, Inc. and subsidiaries for the thirteen week periods ended May 5, 2018 and April 29, 2017, the thirteen and twenty-six week periods ended August 4, 2018 and July 29, 2017, and the thirteen and thirty-nine week periods ended November 3, 2018 and October 28, 2017, all of which are incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated June 7, 2018, September 7, 2018 and December 4, 2018, respectively, included in the L Brands, Inc. Quarterly Reports on Form 10-Q for the periods then ended, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

$500,000,000

L Brands, Inc.

7.500% Senior Notes Due 2029

PROSPECTUS SUPPLEMENT

Citigroup
BofA Merrill Lynch
HSBC
J.P. Morgan
 Barclays
ICBC Standard Bank
KeyBanc Capital Markets
Mizuho Securities
US Bancorp
 Wells Fargo Securities
 Huntington Capital Markets
PNC Capital Markets LLC
Scotiabank
TD Securities

June 5, 2019